UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
________________________________________________

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ENCORE CAPITAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

ENCORE CAPITAL GROUP, INC.
350 Camino De La Reina, Suite 100, San Diego, CA 92108
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 17, 2020
__________________________________________________________________________________________________________

Date and Time:	June 17, 2020, at 11:00 A.M., Eastern Time
Place:	The annual meeting will be a virtual meeting via live webcast on the internet at www.virtualshareholdermeeting.com/ECPG2020
Items of Business:
1.To elect nine directors, each for a term of one year;
2.To approve, in a non-binding advisory vote, the compensation of our named executive officers (often called the “say-on-pay” vote);
3.To recommend, in a non-binding advisory vote, the frequency of future advisory votes to approve the compensation of our named executive officers;
4.To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
5.To transact such other business that may properly come before the meeting.

Record Date:
April 21, 2020 (the “Record Date”)
Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

Mail Date:
We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 28, 2020, to our stockholders of record on the Record Date.

Participation in Virtual Meeting:
We are pleased to invite you to participate in our annual meeting, which will be conducted exclusively online at www.virtualshareholdermeeting.com/ECPG2020. To participate in the annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

Voting:	Your vote is important. Whether or not you plan to virtually attend the meeting, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to virtually attend the meeting and vote should you so choose.

By Order of the Board of Directors,

Gregory Call
Secretary
April 28, 2020
San Diego, California
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available at www.proxyvote.com.

ENCORE CAPITAL GROUP, INC.
350 Camino De La Reina, Suite 100
San Diego, CA 92108
858-309-6442
_______________________________________________________________________________________________________
PROXY STATEMENT
_______________________________________________________________________________________________________

QUESTIONS ABOUT THE MEETING
Why am I receiving these materials?
The Board of Directors (our “Board”) of Encore Capital Group, Inc. (“Encore” or the “Company”) has made these materials available to you over the internet, or has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2020 annual meeting of stockholders of Encore Capital Group, Inc., to be held via a live webcast on the internet at www.virtualshareholdermeeting.com/ECPG2020 on June 17, 2020 at 11:00 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board and is first being mailed and/or made available on or about April 28, 2020 to stockholders entitled to vote at the meeting.

What is the purpose of the annual meeting?
At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (1) the election of nine directors, (2) the approval, by non-binding vote, of the compensation of our named executive officers, (3) the recommendation, by non-binding vote, of the frequency of the non-binding stockholder vote on the compensation of our named executive officer, and (4) the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?
Only stockholders of record at the close of business on the record date, April 21, 2020, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. At the close of business on the record date, April 21, 2020, there were 31,234,420 outstanding shares of our common stock, each of which is entitled to cast one vote.

How do I participate in a virtual meeting?
Encore’s 2020 annual meeting will be conducted online only, via live webcast. Stockholders will be able to access the meeting live by visiting www.virtualshareholdermeeting.com/ECPG2020. To participate in the annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

Why is the Company having a virtual meeting?
We are utilizing the virtual meeting format to enhance stockholder access and encourage participation and communication with our management. We will continue to ensure that our stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. We believe this format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, and equally, using any internet-connected device from any location around the world at no cost. We believe a virtual meeting protects the health and safety of attendees, and saves the Company’s and stockholders’ time and money.

Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to virtually attend the annual meeting and to vote, please call our Investor Relations representative, at 858-309-6442.

What constitutes a quorum?
The presence at the meeting, virtually or represented by proxy, of a majority of the outstanding shares of common stock entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares virtually present at the meeting but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?
Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:
•By internet at www.proxyvote.com;
•By telephone at 1-800-690-6903; or
•By mail, if you received a printed copy of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.
Please refer to the proxy card for further instructions on voting via the internet and by telephone. Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares at the meeting?
Yes. You may vote your shares electronically at the virtual meeting, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. To participate in the annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.
Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?
You may revoke your proxy at any time before it is exercised:
•By filing with the Corporate Secretary of Encore a notice of revocation at the address shown on the first page of this proxy statement;
•By sending in another duly executed proxy bearing a later date; or
•By virtually attending the meeting and casting your vote electronically.

What are the Board’s recommendations for how I should vote my shares?
If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:
Proposal 1 – FOR the election of each of the nine director nominees for a term of one year.

Proposal 2 – FOR, in a non-binding advisory vote, the compensation of our named executive officers (often called the “Say-on-Pay Vote”).
Proposal 3 – EVERY YEAR, in a non-binding advisory vote, for the frequency of future non-binding advisory stockholder votes to approve the compensation of our named executive officers.
Proposal 4 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?
Election of Directors. Directors shall be elected by a plurality of the votes cast, meaning that the nine nominees who receive the most votes will be elected to our Board. With respect to the election of directors, you may vote “For All,” “For All Except” or “Withhold All” for the nominees for the Board. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Notwithstanding the foregoing, we have adopted a Majority Voting Policy that is described on page 9 of this proxy statement.
Non-Binding Vote to Recommend the Frequency of a Non-Binding Stockholder Vote to Approve the Compensation of the Company’s Named Executive Officers. You may vote in favor of holding future non-binding votes on the compensation of the Company’s named executive officers every year, every two years or every three years, or you may choose to abstain. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on this non-binding vote.
Other Items. For each other item, the affirmative vote of the majority of the shares voting for or against, represented at the meeting or by proxy, on the item will be required for such item’s approval, meaning that a majority of votes cast must be voted “For” the proposal for it to be approved. With respect to any proposal other than the election of directors and the non-binding vote to recommend the frequency of a non-binding stockholder vote to approve the compensation of the Company’s named executive officers, you may vote “For,” “Against” or “Abstain.” A properly executed proxy marked “Abstain” with respect to any such matter will not be voted and will not be counted in determining the number of shares necessary for approval, although it will be counted for purposes of determining whether there is a quorum.
Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the cost of this proxy solicitation?
We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?
If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address unless we have received contrary instructions from one or more of the stockholders. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (1) call Encore at 858-309-6442 or toll free at 1-800-579-1639 or (2) mail a request to receive separate copies to: Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

CORPORATE GOVERNANCE

Board Meetings and Committees
The Board met 11 times during 2019 and otherwise acted by unanimous written consent. In 2019, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served, in each case held during such director’s period of service.
In 2019 the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance (“NCG”) Committee; and the Risk Committee. The members of our Board, the composition of the Board’s standing committees and the number of meetings held in 2019 are reflected in the table below.

Name	Board	Audit	Compensation	NCG	Risk
Ash Gupta	●		●		●
Wendy G. Hannam	●	●			●
Jeffrey A. Hilzinger(1)	●
Angela A. Knight(1)	●
Michael P. Monaco	●	●
Laura Newman Olle	●		●	●
Francis E. Quinlan(2)	●		●		●
Norman R. Sorensen(2)	●	●		●
Richard J. Srednicki	●		●	●
Richard P. Stovsky	●	●			●
Ashish Masih	●
Number of Meetings	11	10	6	5	4
● Chair           ● Member
_______________________________________
(1)Mr. Hilzinger and Ms. Knight were appointed to the Board in September 2019.
(2)In September 2019 Messrs. Quinlan and Sorensen each notified the Company that they would not stand for re-election as directors at the Company’s 2020 Annual Meeting.
Our Board has adopted written charters for each of its standing committees and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The standing committees each assess the adequacy of their charters annually. Information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
Among other things, the Audit Committee has the authority and responsibility under its charter to:
•appoint our independent auditors and regularly review their performance and internal control procedures and material issues raised by our independent auditors;
•approve audit and non-audit services and fees;
•review and approve the internal audit function, including the charter, the effectiveness of internal audit, the internal audit plan, and results of internal audits as they relate to finance and accounting;
•review and evaluate our financial statements, accounting principles and system of internal controls regarding finance and accounting;

•review and evaluate reports from the independent auditors concerning all critical accounting policies and practices used by the Company;
•establish procedures for receiving and responding to complaints or concerns regarding our internal controls or other auditing matters;
•support the Board by primarily overseeing those risks that may directly or indirectly affect the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;
•review and approve related person transactions; and
•consider other appropriate matters regarding our financial affairs.
Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans.
Among other things, the Compensation Committee has the authority and responsibility under its charter to:
•periodically review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;
•review and approve the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer;
•review and approve the compensation, benefits and perquisites of all executive officers to satisfy the Compensation Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;
•review and evaluate the compensation and benefits for non-employee directors and, if appropriate, recommend changes to the Board; and
•consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and consultants may be participants.
The Compensation Committee may delegate any of its responsibilities to subcommittees or any committee member, except that it shall not delegate its responsibilities for any matters that involve executive or director compensation or any matters where it has determined such compensation is intended to comply with Section 162(m) by virtue of being approved by a committee of “outside directors” or is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934 pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”
The Compensation Committee may delegate its responsibilities with respect to the administration of the incentive compensation, equity compensation, deferred compensation, and employee pension and welfare benefit plans to the Company’s officers and employees, as consistent with applicable law, who may also utilize the services of third-party administrators, record keepers, consultants, and other service providers.
The Compensation Committee sets the corporate performance goals and objectives for the executive officers and also sets the individual performance goals and objectives for the CEO and evaluates their performance with respect to those goals. The Compensation Committee sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO with respect to performance and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.
The CEO is not present when the Compensation Committee reviews and establishes the compensation, benefits and perquisites of the CEO. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.
The Compensation Committee approves all grants of equity-based awards to executives. The Board and the Compensation Committee have delegated authority to the CEO to approve grants of equity awards to non-executive employees, subject to share and grant date fair value limitations and subject to continued oversight by the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from the CEO based on each executive’s individual performance, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.
The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to provide comprehensive executive compensation consulting advice. A more detailed description of FW Cook’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.
Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to consider and recommend qualified candidates for election as directors of the Company, to make recommendations to the Board regarding the size and composition of the Board and to develop and recommend to the Board matters related to corporate governance.
Among other things, the NCG Committee has the authority and responsibility under its charter to:
•make recommendations to the Board concerning the size and composition of the Board;
•identify, screen and evaluate proposed candidates for the Board;
•to the extent deemed appropriate, retain third party search firms or other advisors to identify and evaluate director nominee candidates;
•recommend to the Board nominees to fill vacancies on the Board;
•annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee;
•recommend to the Board a process to review the effectiveness of the Board and its members, and to oversee that review process;
•develop and recommend to the Board a succession plan for the CEO role, and periodically to review that succession plan;
•make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees; and
•develop, oversee, and periodically update as necessary, an orientation program for new directors and a continuing education program for current directors.
Prior to each annual meeting of stockholders, the NCG Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. The NCG Committee or the Board decides whether to nominate a member for re-election based on considerations, including, but not limited to, the value of continuity of service by existing members of the Board and the desired size and composition of the Board. The NCG Committee may from time to time identify new nominees for the Board based on the desired skills and experience of a new nominee considering the criteria described below. Current members of the NCG Committee, the Board and management are polled for suggestions as to individuals meeting the desired criteria. Third party search firms or other advisors may also be retained to identify qualified individuals.
The NCG Committee has not set specific minimum qualifications or criteria for nominees and we do not have a formal diversity policy. The NCG Committee evaluates the entirety of a nominee’s credentials and considers a broad range of factors in evaluating prospective director nominees, including the following:

•the appropriate size of the Board;
•a candidate’s knowledge, skills and experience, including experience in business, finance, technology, credit, strategy, asset and capital allocation, accounting or administration, considering prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;
•whether a candidate is “independent,” as defined by NASDAQ Listing Rules and other applicable rules, and whether circumstances exist that may create the appearance of a conflict of interest;
•a candidate’s familiarity with accounting rules and practices applicable to our business;
•a candidate’s international business experience;
•a candidate’s character, integrity and reputation for working constructively with others;
•whether a candidate has sufficient time available to devote to the duties of a director of the Company;
•the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance;
•the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and
•recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members and retirement of current members.
The NCG Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.
The NCG Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. The committee will consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third-party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 350 Camino De La Reina, Suite 100, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.
Risk Committee. The Risk Committee assists the Board in its oversight of our risk governance structure, including the Enterprise Risk Management framework and the policies, procedures and practices utilized to manage risk.
Among other things, the Risk Committee had the authority and responsibility under its charter to:
•oversee our risk governance structure, including the Enterprise Risk Management framework;
•review and approve any risk appetite statement of the Company and management’s proposed approach to risk tolerance, including overseeing the development of appropriate risk capacity, risk tolerances and key risk indicators;
•review and approve our risk management policies and procedures dealing with risk identification and risk assessment for the principal operational, business and compliance risks facing the Company, including but not limited to, the risks and incident responses associated with: operations; regulatory compliance; information security; business continuity and disaster recovery; reputation; legal; and vendor management;

•review management’s efforts to foster a Company-wide culture that supports appropriate risk awareness and identification, escalation and appropriate treatment of risks that exceed designated risk tolerance levels;
•discuss with management and our Chief Risk Officer our major risk exposures and review the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies;
•provide oversight of the Company’s crisis management framework, including the Company’s incident response plans; and
•review our internal audit work plan to ensure alignment with identified risks and risk governance needs.

Other Corporate Governance Matters
Director Independence. The Board has determined that all members of the Board other than Mr. Masih are “independent directors” within the meaning of NASDAQ listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and significant stockholders. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has determined that each member of the Board’s Audit, Compensation, and NCG Committees is independent (or similarly designated) based on the Board’s application of the standards of NASDAQ, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.
Annual Board and Committee Evaluations. Our Board conducts an annual self-evaluation aimed at enhancing its effectiveness. As part of the evaluation, each director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and to solicit feedback on a range of issues, including Board operations, Board and committee structure, the flow of information from management, and agenda topics. The feedback received from the questionnaires is discussed during an evaluation session to determine what actions, if any, could further enhance the operations of the Board and its committees. Each of our standing committees also conducts its own annual self-evaluation, which includes a written questionnaire and evaluation session led by the respective committee chairs.
The NCG Committee annually appraises the framework for our Board and committee evaluation processes.
Audit Committee Financial Expert. The Board has determined that each of Messrs. Stovsky and Monaco qualifies as an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under NASDAQ listing standards.
Board Leadership Structure. The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of non-executive Chairman and CEO. The Board believes that having a separate non-executive Chairman and CEO provides an effective leadership model for the Company and provides the benefit of the distinct abilities and experience of both the non-executive Chairman and CEO.
Our non-executive Chairman, Michael P. Monaco, provides overall leadership to the Board in its oversight function. Our CEO, Ashish Masih, is responsible for setting the strategic direction for the Company and the day-to-day leadership and overall operating performance of the Company. We believe the separation of offices ensures the independence of the Board and allows Mr. Monaco to focus on managing Board matters and Mr. Masih to focus on managing our business. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The CEO provides advice and recommendations to the full Board for the Board’s consideration.
Code of Ethics. The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer, principal accounting officer and principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by NASDAQ listing standards to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Risk Oversight. Our management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of the Company and its stockholders. While the Board has retained the responsibility for general oversight of key strategic risks and of the Company’s Enterprise Risk Management (“ERM”) program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight.
•The Risk Committee oversees and reviews the Company’s risk governance structure, including the ERM program (which includes risk tolerance). The Company’s various operating subsidiaries also have general corporate governance structures and, depending on their operations and market, have also established board committees or processes to manage risk and compliance relative to their specific operations.
•The Audit Committee primarily oversees those risks that may directly or indirectly affect our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements. The Audit Committee also assists the Board by overseeing and reviewing the internal audit function.
•The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices.
•The NCG Committee oversees risks related to corporate governance matters and processes.  The committee also oversees risk related to succession planning for the Company’s executives.
Each standing committee routinely provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the CEO and management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees providing oversight in connection with those efforts.
Communications with Directors. We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to formally adopt a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.
Outside Advisors. The Compensation Committee has engaged FW Cook to assist it in carrying out the Company’s executive compensation programs. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and determined that FW Cook is independent and its respective work for the Compensation Committee does not raise any conflict of interest. In addition, various committees of the Board may hire outside legal counsel from time to time to provide additional advice.
Executive Sessions of Independent Directors. Independent Board members meet without management present following regularly scheduled Board meetings and at any other time deemed appropriate by the Board.
Policy Regarding Directors’ Attendance at Annual Meetings.  We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors who was a director at the time attended the 2019 annual meeting.
Majority Voting Policy. The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.

The NCG Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (1) accepting the resignation, (2) maintaining the director but addressing the underlying cause of the “withheld” votes, (3) determining not to renominate the director in the future, (4) rejecting the resignation or (5) any other action the NCG Committee deems to be appropriate and in the best interest of the Company. In considering what action to recommend with respect to the tendered resignation, the NCG Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the NASDAQ Stock Market.
The Board will act on the NCG Committee’s recommendation no later than 90 days following certification of the stockholder vote.
Following the Board’s decision on the NCG Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.
Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the NCG Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.
To the extent that one or more directors’ resignations are accepted by the Board, the NCG Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

General
Our Board currently consists of eleven members, each with a term expiring at the 2020 annual meeting. In September 2019, Messrs. Quinlan and Sorensen each notified the Company that they would not stand for re-election as directors at the 2020 annual meeting. The Board has determined to reduce the size of the Board from eleven members to nine members as of the date of the annual meeting. The NCG Committee of the Board has recommended, and the Board has nominated, the incumbent directors listed below for election at the 2020 annual meeting.
If any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualifies.

Required Vote
Subject to the Majority Voting Policy described above, if a quorum is present (virtually) and voting, the nine nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR the election of each of the nine director nominees for a term of one year.

Director Nominees
Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Michael P. Monaco	72	Non-Executive Chairman and Director
Ashwini (Ash) Gupta	67	Director
Wendy G. Hannam	60	Director
Jeffrey A. Hilzinger	62	Director
Angela A. Knight	69	Director
Laura Newman Olle	67	Director
Richard J. Srednicki	72	Director
Richard P. Stovsky	62	Director
Ashish Masih	54	President, Chief Executive Officer and Director
MICHAEL P. MONACO. Mr. Monaco has served as a director since August 2014. He served as a Senior Advisor to FTI Consulting, Inc. from July 2017 to April 2018. He served as the Senior Managing Director at CDG Group, LLC, a New York-based firm specializing in restructurings, mergers and acquisitions and crisis and turnaround management from 2002 until CDG Group, LLC was acquired by FTI Consulting, Inc. in July 2017. He previously served as Chairman and Chief Executive Officer of Accelerator, LLC, a provider of outsource services, from 2000 to 2002. He served as a Vice Chairman of Cendant Corporation from 1996 to 2000. In addition, Mr. Monaco served as the Executive Vice President and Chief Financial Officer of the American Express Company from 1990 to 1996. He was previously a director of iPayment, Inc., a leader in the payment processing industry, and the International Securities Exchange. Mr. Monaco also previously served as a director of I.D. Systems, Inc., a publicly traded company, from 2002 to June 2014. Mr. Monaco is also a Certified Public Accountant. His additional qualifications to serve on the Board include experience in public company accounting, risk management, disclosure, and financial system management, leadership experience in the financial services industry, and service as a public company director.

ASH GUPTA. Mr. Gupta has served as a director since September 2015. Mr. Gupta retired from American Express Company in March 2018 after 40 continuous years of service as an executive officer, including serving as President - Global Credit Risk & Information Management from 2016 to 2018. Previously, he was the company’s Chief Risk Officer and was instrumental in successfully guiding American Express through the Great Recession. He is currently, a board member and chair for Corridor Platforms Inc., and a board member for Nova Credit. In addition, he is a board advisor to H2O.ai, Biz2Credit, Nexus Venture Partners, Advent International (deal advisor) and Global Consulting firm Oliver Wyman. Mr. Gupta earned an MBA from Columbia University and a bachelor’s degree in Engineering from Indian Institute of Technology (IIT), Delhi. He serves on the non-profit board of Big Brothers Big Sisters of New York and on the advisory board of South Asian Youth Action (SAYA!). Mr. Gupta’s qualifications to serve on the Board include his significant experience as an executive officer of a public international finance company and his experience related to risk and information management.
WENDY G. HANNAM. Ms. Hannam has served as a director since September 2015. Ms. Hannam retired from Scotiabank, an international Canadian bank and a leading financial services provider in North America, Latin America and parts of Asia, in 2014. Ms. Hannam joined Scotiabank in 1983 and held positions of increasing responsibility, most recently as Executive Vice President, International Retail Banking from 2009 to 2012 and Executive Vice President, Latin America from 2012 until she retired. Ms. Hannam holds an MBA from the University of Toronto. She is also a graduate of the Advanced Management Programme at the European Institute of Business (INSEAD) and the ICD-Rotman Directors Education Program. She serves on the Independent Review Committee of BMO Asset Management Inc, and on the board of the Royal Conservatory of Music. Ms. Hannam was named one of Canada’s 100 Most Powerful Women 2007-2010, and was named to the Latinvex Top 100 Business Women in Latin America in 2013. Ms. Hannam’s qualifications to serve on the Board include her substantial experience in international financial services and operations in regulated industries.
JEFFREY A. HILZINGER. Mr. Hilzinger has served as a director since September 2019. He has served as Chief Executive Officer, President and as a director of Marlin Business Services Corp., a publicly-traded bank holding company, since June 2016. From 2010 to May 2016 Mr. Hilzinger served in positions of increasing responsibility at Everbank Commercial Finance, Inc., most recently as President. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as its Chief Financial Officer until it was acquired by Everbank Financial Corporation in 2010. Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until it was acquired by GE Capital in 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger’s qualifications to serve on the Board include his experience as the Chief Executive Officer of a publicly-traded company, his substantial experience in the financial services industry, his experience interacting with regulatory authorities and his experience leading businesses located outside of the United States.
ANGELA A. KNIGHT CBE. Ms. Knight has served as a director since September 2019. Ms. Knight has been the Senior Independent Director for TP ICAP plc (previously Tullett Prebon) since September 2011 and a Non-Executive Director of Arbuthnot Latham & Co Ltd since June 2016, of Taylor Wimpey plc since November 2016, and of Provident Financial plc since August 2018. She is currently the deputy chairman of the Astana Financial Services Authority, the new regulator being set up by the Kazakhstan Government, under English law and UK/international regulatory standards. Since 1997 Ms. Knight has held several Non-Executive Directorships, including Brewin Dolphin plc from 2007 to 2017, where she was the Senior Independent Non-Executive Director and also chaired the Dublin subsidiary, until December 2018 and was the Chairman of the UK Treasury sponsored body, the Office of Tax Simplification, until March 2019. She was the Chief Executive Officer of Energy UK from 2012 to 2014, and prior to that was the Chief Executive Officer of the British Bankers’ Association, from 2007 to 2012. Between 1997 and 2006 Ms. Knight was the Chief Executive Officer of the Association of Private Client Investment Managers and Stockbrokers. Ms. Knight started her career at Air Products and Chemicals where she worked for five years, primarily as a development engineer and project leader. In 1977 she set up Cook & Knight (Metallurgical Processors) and was Joint Managing Director until the company was sold in 1988. She became a member of Sheffield City Council in 1987 and was elected as the Member of Parliament for Erewash in the East Midlands in 1992. She was the Parliamentary Aid to the Minister for Industry in 1993, then to the Chancellor of the Exchequer in 1994, before becoming Economic Secretary to HM Treasury from 1995 to 1997. Ms. Knight has a BSc degree in Chemistry from Bristol University. Ms. Knight’s qualifications to serve on the Board include her substantial experience in international financial services, operations in regulated industries and service on international boards.

LAURA NEWMAN OLLE. Ms. Olle has served as a director since February 2014. Ms. Olle retired from Capital One Financial Corporation, a publicly traded bank holding company specializing in credit cards, home loans, auto loans, banking and savings products, in 2007, where she served as Chief Enterprise Risk Officer. She joined Capital One in 1999 as Senior Vice President of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as Senior Vice President of Information Systems and Services at Freddie Mac. She has also previously held key information technology positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company. Ms. Olle serves as a board member of Morgan Stanley Bank, N.A. (MSBNA) and Morgan Stanley Private Bank, National Association (MSPBNA), which are Morgan Stanley’s U.S. bank operating subsidiaries. Ms. Olle is a former Certified Public Accountant. Ms. Olle’s qualifications to serve on the Board include her broad experience interacting with regulatory authorities and developing and overseeing enterprise risk management and information technology programs at complex financial institutions.
RICHARD J. SREDNICKI. Mr. Srednicki has served as a director since February 2014. Mr. Srednicki retired from JPMorgan Chase & Co., a publicly traded multinational banking and financial services holding company, in 2007 following seven years as Chief Executive Officer of Chase Card Services and a member of the JPMorgan Chase Operating and Executive Committees. Prior to Chase Card Services, he was President of the Home Services Division at Sears Roebuck & Co., President of AT&T Universal Card Services, General Manager of Citibank Germany, General Manager of Citibank Card Services USA and a Senior Product Manager at Colgate Palmolive Company. He previously served as a board member of Alliance Bank of Arizona and the Affinion Group, Inc. Mr. Srednicki’s qualifications to serve on the Board include his substantial experience in the financial services industry with other highly regulated companies and service on other financial industry boards.
RICHARD P. STOVSKY. Mr. Stovsky has served as a director since August 2018.  Mr. Stovsky retired from PricewaterhouseCoopers LLP (“PwC”) in June 2018. Mr. Stovsky joined PwC in August 1983, and held positions of increasing responsibility, most recently as a Vice Chairman.  Mr. Stovsky serves on several non-profit organization Boards of Directors/Trustees including The Cleveland Orchestra, The 50 Club of Cleveland Executive Committee, The Cleveland Museum of Art Executive Committee, Bluecoats of Cuyahoga County Executive Committee and University School. Mr. Stovsky is a Certified Public Accountant and is licensed to practice law in the state of Ohio. Mr. Stovsky’s qualifications to serve on the Board include his experience as a certified public accountant, and his substantial experience in providing tax and overall business advice in a variety of industries.
ASHISH MASIH. Mr. Masih has served as a director and our President and Chief Executive Officer since June 2017. He had previously served as Executive Vice President and President of Midland Credit Management from November 2016 until June 2017, Executive Vice President, U.S. Debt Purchasing and Operations from February 2014 until November 2016 and Senior Vice President, Legal Collections Operations from 2010 until February 2014. Mr. Masih joined the Company in 2009, serving as Senior Vice President, Corporate Development. From 2001 until joining the Company, Mr. Masih was employed at Capital One Financial Corporation where he held senior roles in the Collections & Recoveries functions in the credit card business and was also chief financial officer and head of analytics for a business unit of Capital One. Prior to joining Capital One, Mr. Masih was an Associate Principal at McKinsey & Company and a Manager at KPMG Consulting. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, New Delhi, India.

EXECUTIVE OFFICERS
Set forth below is certain biographical information about each of our current executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
Ashish Masih	54	President and Chief Executive Officer
Jonathan C. Clark	61	Executive Vice President, Chief Financial Officer and Treasurer
Ryan B. Bell	41	President, Midland Credit Management
Craig A. Buick	50	Chief Executive Officer of the Cabot Credit Management Group
Gregory L. Call	53	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary
ASHISH MASIH. For biographical information, see Election of Directors (Proposal No. 1) above.
JONATHAN C. CLARK. Mr. Clark has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 2015. Mr. Clark served as Chief Financial Officer of Midland Credit Management, Inc. (“MCM”), the Company’s domestic operating subsidiary, since October 2014. Prior to that, Mr. Clark’s most recent role was Executive Vice President and Chief Financial Officer of SLM Corporation, a publicly traded company more commonly known as Sallie Mae, where he served in such capacity from January 2011 until March 2013. Sallie Mae’s primary business was to originate, service, and collect on student loans. He previously served in various other executive capacities at Sallie Mae, including Treasurer, beginning in 2008. Prior to joining Sallie Mae, Mr. Clark served in various capacities, most recently as Managing Director, at Credit Suisse Securities (USA) LLC, an investment bank, from 2000 to 2007 after having served in various executive roles at Prudential Securities, The First Boston Corporation, and a variety of other companies during his career. Mr. Clark received his bachelor’s degree in economics from the University of Virginia in 1981 and his MBA from the Harvard Business School in 1985.
RYAN B. BELL. Mr. Bell joined the Company in September 2011 and has served in positions of increasing responsibility and was recently promoted from Executive Vice President, Chief Operating Officer of MCM to President of MCM in January 2020. From September 2000 to August 2011, he held positions of increasing responsibility at Capital One Financial Corp. including as Director of Operations Strategy and Execution from January 2009 to August 2011. Mr. Bell earned a bachelor's degree in Management Information Systems (graduating cum laude) from Texas A&M University and an MBA (graduating Beta Gamma Sigma) from The Cox School Business at Southern Methodist University.
CRAIG A. BUICK. Mr. Buick has served as the Chief Executive Officer of Cabot Credit Management (“Cabot”), the Company’s European operating unit, since January 2020. He joined Cabot Credit Management in January 2016 as Chief Financial Officer. From August 2002 to December 2015, Mr. Buick held a number of senior finance and audit roles at GE Capital, including Financial Controller for GE Capital Bank (UK), Chief Financial Officer for GE Money (Italy) and Managing Director – Internal Audit for Europe and Asia. From January 1990 to July 2002 Mr. Buick served in positions of increasing responsibility at PricewaterhouseCoopers in various offices across Australia, United Kingdom, Russia and Indonesia. Mr. Buick is a Chartered Accountant (Institute of Chartered Accountants – Australia and New Zealand) and holds a Bachelor of Economics (Commerce) from Adelaide University, Australia.
GREGORY L. CALL. Mr. Call has served as Executive Vice President and Chief Administrative Officer since July 2017 and has served as our General Counsel and Corporate Secretary since September 2011. Mr. Call joined the Company in January 2010, serving as Vice President, Legal and Business Affairs. From 1999 until 2008, Mr. Call held various positions, culminating as Vice President, General Counsel, of Gateway, Inc. From 1999 until joining the Company, Mr. Call was a shareholder of New Hope Legal Center, Inc. From 1994 until 1999, Mr. Call was an associate at the law firm Milbank, Tweed, Hadley & McCoy LLP, a leading international law firm, where his practice focused on complex commercial litigation and dispute resolution. Mr. Call received his bachelor’s degree in English from Brigham Young University in 1991 and his JD, with honors, from the J. Reuben Clark Law School at Brigham Young University in 1994.

CORPORATE RESPONSIBILITY AND SUSTAINABILITY
Our commitment to corporate responsibility and sustainability is an extension of our mission to help people around the world recover from financial difficulty and turn toward a path of economic empowerment. We do that by focusing on: creating a positive environment for our people; giving back to the communities where we live and work; and operating effectively and ethically with a focus on consumer experience. Our efforts related to these key focus areas include:

People
•We foster a culture of respect and inclusion in various ways including through unconscious bias and diversity training, gender diversity tracking, and global cultural appreciation initiatives.
•We value diverse viewpoints and experience, including having more than 27% female representation on our Board and 40% female representation in executive leadership positions.
•We create opportunities for professional growth through competitive remuneration and employee training and development programs and reinforce our pay-for-performance culture through reward and recognition programs for high performers.
•We attract and retain talent by offering competitive pay and benefits such as maternity/paternity leave and backup childcare, as well as programs including wellness incentives and education reimbursement.

Community
Volunteering/Charitable Giving
•We encourage employee community service and support through corporate matching programs, paid time off for certain volunteering activities, our annual day of giving, company-sponsored volunteer opportunities, and corporate giving and fundraising.
•Our employee volunteers teach financial literacy and responsible finance to students globally and provide holistic support and education to underprivileged children.
•Our employees volunteered a collective 25,000 hours in 2019.

Environmental Sustainability
•We minimize our environmental footprint through smart resource use, including recycling programs, plastic-free breakrooms/cafeterias, and powering our business with renewable energy where possible.
•We practice responsible sourcing in various areas, for example by using SFI® Certified paper.
•We partner with our employees to reduce our carbon footprint by providing car-share incentives, electric car charging ports, and switching from diesel to CNG-run (low CO2 emission levels) taxis for employee transport.

Operating Ethically and Effectively
Consumer Experience
•We pride ourselves on a consumer-centric collection approach that focuses on transparency and honesty in our communications and provides robust disclosures, hardship guidelines, credit reporting grace periods, among other things.
•We promote a strong culture of treating consumers with respect, which is guided, in the US., by our industry-first Consumer Bill of Rights.
•In Europe, our customer-centric business model focuses on “Helping each and every customer towards financial recovery.”
•We advocate for consumer-first policies with U.S. lawmakers and maintain a strong, open and transparent relationship with our European regulators.

Operating Responsibly
•We hold ourselves to the highest ethical practices and decision making as guided by our Standards of Business Conduct.
•We invest in data security and advanced technologies to comply with the General Data Protection Regulation 2016/679 (“GDPR”), PCI security standards, and earning an ISO 27001:2013 certification.
•We ensure supplier and vendor integrity through a robust third-party due diligence process.
•Our CMS is designed to ensure we follow all rules, regulations and guidelines for our industry.
•We invest in disaster recovery and business continuity to ensure we are operationally resilient.
•We proactively manage our business and compliance risks through our dedicated Risk Committee.
•We follow a Three Lines of Defense risk management framework for effective oversight.

Awards and Achievements
Encore and our subsidiaries have been honored by several organizations for our achievements in the past year.
Category	Award/Achievement
Diversity and Inclusion
•“Winning Company for Female Board Representation” by 2020 Women on Boards (U.S.)
•“100 Best Companies for Women in India” by Working Mother Media & AVTAR Group
•Champions 2019 Most Inclusive Companies Index by Working Mother Media & AVTAR Group (MCM India)

Volunteerism
•“U.S. Presidential Volunteer Service Award” by the Corporation for National and Community Service (2019, 2018, 2017, 2016, 2015)
•“Top Employer Assisted Volunteer Team” and “Overall Employer Assisted Volunteer Team of the Year” from the Kent Messenger Volunteering Awards (Cabot Financial)

Customer Service Excellence
•“Best Vulnerable Customer Support Strategy” Award at the 2019 Collections and Customer Service Awards (Cabot Financial)
•“Debt Purchaser of the Year” (Cabot Financial), “Best Vulnerable Customer Strategy Provider” (Cabot Financial), and “Law Firm of the Year” (Mortimer Clark Solicitors) at Credit Today’s Credit Awards
•“Best Legal Service Provider” at the 2019 Collections and Customer Service Awards (Mortimer Clark Solicitors)
•ICS Service Mark accreditation by the Institute of Customer Service (Cabot Financial)

Employee Advocacy
•“Employee Engagement Strategy of the Year” at the Institute of Customer Service UK Satisfaction Awards
•“India’s Best Workplaces” by Great Place to Work India
•“Team Manager Award- Silver” at the UK National Contact Centre Awards (Wescot)
•“Top 30 under 30” by Hull and Humber (Wescot)

COMPENSATION DISCUSSION AND ANALYSIS – EXECUTIVE SUMMARY

Introduction
This Compensation Discussion and Analysis is intended to provide an understanding of our compensation philosophy, objectives and practices; our compensation setting process; the elements of our executive compensation program; and the compensation of each of the following individuals, who were our Named Executive Officers (“NEOs”) for 2019:

Name	Title
Ashish Masih	President and Chief Executive Officer
Jonathan C. Clark	Executive Vice President, Chief Financial Officer, and Treasurer
Gregory L. Call	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary
Ryan B. Bell	Executive Vice President, Chief Operating Officer, MCM(1)
Kenneth J. Stannard	Former Chief Executive Officer of the Cabot Credit Management Group(2)
Paul Grinberg	Former President, International(3)
________________________________
(1)Mr. Bell was subsequently promoted to President, MCM in January 2020.
(2)Mr. Stannard stepped down from his role as Chief Executive Officer of Cabot Credit Management Group on December 31, 2019.
(3)Mr. Grinberg’s employment terminated on January 2, 2019. See a discussion of Mr. Grinberg’s compensation in the section titled “Paul Grinberg Transition Agreement and Separation” below.

Performance Measures Driving 2019 Compensation and Resulting Performance Award Achievement

GAAP Net Income	Economic EPS(1)
$167.9 million 45% Increase from Prior Year	$5.95 19% Increase from Prior Year

Performance-Award Achievement
KCP Payout % (of Target)(2)	Performance Stock Vesting (EPS)(3)
Weighted Average 143.3%	200% Vested
________________________________
(1)Adjusted earnings per share (“Economic EPS”) is a non-GAAP financial measure used in measuring performance for certain aspects of NEO compensation. The definition and calculation of Economic EPS and a reconciliation to GAAP is included in the “Non-GAAP Disclosure” beginning on page 40 of the Company’s Annual Report on Form 10-K, filed on February 26, 2020.
(2)Represents weighted average Key Contributor Plan (“KCP”) payout to our NEOs.
(3)Represents actual vesting on performance stock units granted in 2018 and 2019 that were eligible to vest based on the achievement of certain Economic EPS targets.

2019 Elements of Compensation
The following chart describes the main elements of our 2019 compensation program.

	Base Salary	Key Contributor Plan (“KCP”) Bonus	Restricted Stock Units	Performance Equity (EPS)	Performance Equity (TSR)
Form of Compensation	Cash		Equity
Type	Fixed	Performance-Based	Variable	Performance-Based
Purpose	Fixed Pay	Drive Short-Term Performance	Drive Long-Term Performance, Align Management Interests with those of Stockholders and Promote Retention
Performance Period	Ongoing	1 Year	3 Years (one-third vesting each year)		3 Years
Vesting Metrics	N/A	Financial Metric (GAAP Net Income) + Other Performance Goals (Strategic Initiatives, Consumer Experience and People Initiatives)	Time Vested	Financial Metric (Adjusted Economic Earnings Per Share)	Total Stockholder Return Compared to S&P Small Cap 600 Financial Sector Index
Payment/Grant Date	Ongoing	Paid Annually in March for Prior Year Performance	Annually in March		3 Years after Grant/ Granted in March
Performance Determination	Based in part on individual performance, experience and expertise	Formulaic + Compensation Committee Discretion	Formulaic	Formulaic; Compensation Committee Verifies Performance	Formulaic; Compensation Committee Verifies Performance

Pay for Performance and Alignment with Stockholders
The elements of our compensation program are designed to deliver pay for performance and align the interests of our executives with those of our stockholders. Approximately 77% of the CEO’s compensation is “at-risk,” with value delivery tied to either the achievement of performance targets or stock price performance. Similarly, on average, 72% of the compensation of our other NEOs is “at-risk.” The mix of target direct compensation for our CEO and other NEOs is shown below:

Key Governance and Pay Practices
We believe our executive compensation program features best practices in compensation design and governance, including:
•Emphasizing pay for performance alignment by making the majority of officer pay “at-risk;”
•Performing regular reviews of the compensation program as directed by the Compensation Committee;
•Retaining an independent compensation consultant that reports directly to the Compensation Committee;
•Maintaining stock ownership guidelines for executive officers and directors;
•Maintaining a compensation recoupment or “clawback” policy;
•Prohibiting the pledging and hedging of Company stock by executive officers and directors; and
•Not providing tax gross-ups for change in control benefits.

“Say-on-Pay” Advisory Vote on Executive Compensation
At our 2019 annual meeting of stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s NEOs (commonly referred to as a “say-on-pay” vote). Approximately 97% of the votes cast were in favor of approval of our executive compensation program. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance and refine our pay-for-performance executive compensation program.
We solicit a “say-on-pay” vote every year, including at this annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Philosophy and Objectives
The principal objectives of our executive compensation program are:
•Retain and attract highly-talented executive officers who possess the skills and competencies needed for us to execute our strategy and achieve our objectives;
•Encourage and reward corporate and individual performance, innovation and growth, without promoting undue risk;
•Motivate our executive officers to achieve both short-term and long-term goals that promote sustained stockholder value; and
•Reinforce our global values of: Integrity, Respect, Fairness, Breakthrough Results, and Collaboration.
We seek to achieve these objectives by creating a compensation program that focuses on:
•Pay for Performance: a substantial portion of executive compensation is variable or “at risk” and directly linked to both Company and individual performance;
•Market Analysis: providing total compensation that is competitive with peers to attract and retain executives with exceptional levels of experience, skills and education;
•Stockholder Alignment: aligning executives with the long-term interests of stockholders through equity-based compensation, “at-risk” compensation linked to challenging performance goals the achievement of which promote long-term stockholder value, and stock ownership guidelines; and
•Retention: establishing multi-year vesting of performance-based compensation such that an executive must remain with the company to receive value from an award.
2019 Elements of Compensation.  The table below describes the primary elements of our NEOs’ compensation for 2019:

Element	Description/Role
Base Salary	Form: Cash	Focus: Short-Term	Type: Fixed
• Base salaries are evaluated annually by the Compensation Committee and are intended to provide competitive, fixed annual cash compensation.
KCP Bonus	Form: Cash	Focus: Short-Term	Type: Variable - Performance Based
•   The KCP bonus is an annual cash bonus payable based on the Company’s achievement against pre-established targets and goals for GAAP Net Income, strategic initiatives, consumer satisfaction and call quality scores, and certain employee engagement and diversity goals as well as individual performance.
•   Focuses executives on the short-term results that are closely tied to longer-term stockholder value creation.
•   Rewards achievement of annual financial targets.

Restricted Stock Units	Form: Equity	Focus: Long-Term	Type: Variable – Time Based
•   Of the 2019 annual equity grant to NEOs, 50% consists of time-based restricted stock units (“RSUs”) that vest in equal annual installments over a three-year period.
•   Creates a link between compensation of executives and interests of stockholders with awards that derive value based on our stock price.
•   Supports retention.
•   Vesting provisions and terms promote a long-term management perspective.

Performance Based Equity Awards	Form: Equity	Focus: Long-Term	Type: Variable - Performance Based
•   Of the 2019 annual long-term equity grant to NEOs, 50% consists of performance stock units (“PSUs”). Of these PSUs, 80% vest annually over a three-year period based on the Company’s achievement of annual adjusted earnings per share targets established by the Compensation Committee at the beginning of each year (“EPS PSUs”) and 20% vest at the end of a three-year performance period based on the Company’s relative total stockholder return performance compared to the component companies included in the S&P SmallCap 600 Financial Sector Index (“TSR PSUs”) at the time of the grant.
•   Vesting provisions and terms incentivize a long-term management focus on financial performance and stockholder value.

How We Make Compensation Decisions
Role of the Compensation Committee.  The Compensation Committee meets regularly throughout the year, although its primary decision-making occurs in the first quarter of the fiscal year, when the Compensation Committee: (1) approves total compensation levels for our NEOs for the current fiscal year, including any adjustment to salary, target annual KCP bonus opportunities and annual equity grant values; (2) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; and (3) approves payments under the KCP and any other cash bonuses applicable to our executives for the previous fiscal year. As discussed above, the Compensation Committee met 6 times in 2019, and otherwise acted by unanimous written consent.
Role of the Independent Compensation Consultant.  Since 2015, the Compensation Committee has engaged FW Cook as its independent compensation consultant to assist in structuring and carrying out the Company’s executive and non-employee director compensation programs.  FW Cook:
•Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee;
•Provides advice on the appropriateness and competitiveness of our executive compensation program relative to market practice, including advising the Compensation Committee on the selection of our peer group;
•Consults on executive compensation trends and developments;
•Consults on various executive compensation matters and recommends program designs and practices to support our business strategy and objectives;
•At the direction of the Compensation Committee, cooperates with management to compile market data and review the appropriateness of such data; and
•Works with management to assess the potential risks arising from our compensation policies and practices.
Role of Management. The Compensation Committee generally solicits management’s input with respect to the executive compensation program. The Chief Executive Officer and representatives from the Human Resources and Legal departments generally attend Compensation Committee meetings to make presentations/recommendations regarding, and to discuss management’s viewpoint on, various compensation matters related to pay levels, program design, and related policies.  The Chief Executive Officer is not present for deliberations regarding his own compensation.
Compensation Peer Group. The Compensation Committee uses a peer group to review executive pay, consider the retention value of compensation and provide a foundation for other compensation design and award decisions. The Compensation Committee engages FW Cook to assist and make recommendations relating to the periodic selection and review of companies to be included in the “Compensation Peer Group.”
The following table sets forth the companies included in Compensation Peer Group used to review executive compensation for 2019, which were identified based on industry, business complexity, revenue and market capitalization value.  With respect to revenue and market capitalization value, peer companies were generally limited to those with revenue between 0.33-3.0x the Company’s size and market capitalization value between 0.25-4.0x the Company size. At the time the Compensation Peer Group was approved by the Compensation Committee, it was positioned in a 25th to 75th percentile range on both measures, with revenues above the median and market capitalization value below the median. The Compensation Committee determined that no changes were needed to the Compensation Peer Group for 2019.

2019 Compensation Peer Group
Axos Financial(1)	Green Dot Corporation
Banc of California, Inc.	HMS Holdings Corporation
Black Knight, Inc.	HomeStreet, Inc.
Blackhawk Network Holdings, Inc.	LendingClub
Cathay General Bancorp	Moneygram International Inc.
Corelogic Inc.	PRA Group, Inc.
Credit Acceptance Corp.	Walker & Dunlop, Inc.
CSG Systems International, Inc.	Washington Federal, Inc.
Enova International, Inc.	Western Alliance Bancorporation
Fair Isaac Corporation	World Acceptance Corp.
FirstCash, Inc.
__________________________________________
(1)Axos Financial was previously named BofI Holding, Inc.
“Say-on-Pay” Advisory Vote on Executive Compensation. The Compensation Committee considered the results of the 2019 advisory vote and other factors in evaluating the Company’s executive compensation programs as discussed herein, including the advice of FW Cook. Given the significant support received in 2019, no changes were made to the Company’s executive compensation program and policies explicitly as a result of the 2019 “say-on-pay” vote.

Overview of 2019 Compensation

Base Salary.
Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account, among other things, the recommendation of FW Cook and competitive market data for executives with similar roles and responsibilities, but the Compensation Committee does not benchmark to a specific percentile within that data. The Compensation Committee reviews each NEO’s base salary annually considering general market salary data, an assessment of corporate performance, as well as individual performance of each NEO.

Name	Base Salary at December 31, 2018	Base Salary at December 31, 2019	% Increase
Ashish Masih	$750,000	$750,000	—%	(1)
Jonathan C. Clark	$575,000	$589,375	2.5%	(1)
Gregory L. Call	$400,000	$410,000	2.5%	(1)
Ryan B. Bell	$340,000	$400,000	17.6%	(2)
Kenneth Stannard	$536,340	$543,044	1.3%	(1)
_______________________________________
(1)Base salary increases for Messrs. Clark and Call received in March 2019, and the base salary increase for Mr. Stannard effective February 2019, were in connection with the Compensation Committee’s annual review of salaries. Mr. Masih did not receive an increase in base salary as his amount remained competitive relative to the peer group.
(2)Mr. Bell received an increase to $400,000 from $340,000 in March 2019 in connection with his promotion to Executive Vice President, Chief Operating Officer of Midland Credit Management.

KCP Bonus.
KCP Bonus Overview. KCP bonus is an annual bonus plan designed to motivate and reward achievement of our short-term business goals and to attract and retain highly-talented individuals. The KCP bonus opportunity for each NEO is directly linked to both the Company’s achievement of certain annual operational performance objectives, as well as to the NEO’s individual performance during the applicable year. Company and individual goals are established in the first quarter of the year and are designed to incentivize management to drive strong operating performance and create stockholder value.
Determining Threshold, Target and Maximum Bonus Amounts. Each NEO’s target bonus is stated as a percentage of their base salary, which is determined at the beginning of each year by the Compensation Committee taking into account, among other things, the recommendation of FW Cook and competitive market data. For 2019, the threshold bonus percentage for all our NEOs was 50% of the NEO’s target amount and the maximum bonus percentage for each NEO was 200% of the target amount.
Assessing Performance for Funding and Payout: Baseline funding of the 2019 KCP bonus is determined by assessing the level of achievement against goals for select performance measures that are linked to the following categories: stockholder value; strategic initiatives; consumer experience; and people initiatives. The resulting funding percentage is then subject to an adjustment by the Compensation Committee of +/- 5% based on a recommendation from the Risk Committee derived from its assessment of the Company’s performance related to controls and compliance (the “Controls and Compliance Adjustment”). Below is a table of the 2019 KCP bonus performance measures and their relative weights:

Weighting	Category	Performance Measures
50%	Stockholder Value	GAAP Net Income
20%	Strategic Initiatives	Achievement of Certain Milestones for Strategic Initiatives(1)
15%	Consumer Experience	Call Quality Score Goals, Consumer Satisfaction Scores and Issuer Audit Performance(2)
15%	People Initiatives	Employee Engagement and Diversity Goals(3)
_______________________________________
(1)The Compensation Committee established certain milestones for strategic initiatives related to (a) the successful and timely implementation of technological advancements in the Company’s domestic collections platforms, which the Company expects will increase collections efficiency, (b) the development and performance of new revenue streams, and (c) a reduction in leverage at the Cabot operating unit.
(2)We believe that our interests, and those of the financial institutions from which we purchase portfolios, are closely aligned with the interests of government agencies seeking to protect consumer rights. To reinforce this principled intent, the Compensation Committee established a performance measure based on “call quality” scores, where each call is rated on a scale of 0-100% based on not only compliance with all relevant laws and regulations, but also performance against certain internal standards designed and established to, among other things, improve consumer experience. The Compensation Committee also established a performance measure based on UK Institute of Customer Service Satisfaction Scores. In addition, we are subject to audits, which often focus on the proper treatment of consumers, that are conducted by issuers of debt that we service. As such, we established a performance measure related to these audits.
(3)The Compensation Committee established various metrics related to employee engagement and diversity goals.
The Compensation Committee believes that the established performance measures are key drivers of our success and stockholder value, and will drive innovation and reinforce our global values. Each of these performance measures is also directly affected by the decisions of the NEOs. In March of 2019, the Compensation Committee established the target for GAAP Net Income of $145.6 million based on the Company’s 2019 budget (an increase of approximately 26% from the prior year’s actual GAAP Net Income of $115.9 million), which had been established by the Board based on 2018 actual performance and expected growth in 2019. The Compensation Committee established the metric targets and milestones for the other performance measures based on corporate strategy and our general compensation philosophy and objectives. The table below presents the Company’s actual performance in 2019 against those pre-established targets (dollar amounts in millions) and also includes the Controls and Compliance Adjustment:

Performance Measures	Target	2019 Actual	Achievement (% of Target)	Element Funding %	Weighting	KCP Funding
GAAP Net Income(1)	$145.6	$167.9	120.4%	200.0%	50.0%	100.0%
Strategic Initiatives(2)			77.4%	25.0%	20.0%	5.0%
Call Quality Score Goals, Consumer Satisfaction Scores and Issuer Audit Performance(3)			100.3%	112.2%	15.0%	16.8%
Employee Engagement and Diversity Goals(4)			101.9%	115.1%	15.0%	17.3%
						139.1%
		Controls and Compliance Adjustment(5)				102.0%
			KCP Funding %			141.9%
__________________________________________
(1)The Compensation Committee adjusted both (a) the originally established GAAP Net Income target and (b) the 2019 actual GAAP Net Income, to reflect the sale of Baycorp, which was completed in August 2019. Under the 2019 KCP for GAAP Net Income, the Compensation Committee approved a 5-to-1 slope for performance above target and a 2.5-to-1 slope for performance that is below target, meaning that for every 1% the Company performs above target for an element, the funding for that element increases by 5% and, conversely, for every 1% the Company performs below target for an element, the funding for that element decreases by 2.5%.  The calculation of the achievement for these metrics was formulaic based on 2019 actual performance compared to target.
(2)The calculation of the achievement, and the related funding, for the strategic initiatives was formulaic based on 2019 actual performance compared to previously established target metrics. Although the Company fully achieved the target set for one strategic initiative, the other two strategic initiatives funded at zero because the Company did not meet the challenging targets.
(3)The calculation of the achievement, and the related funding, for the call quality scores and consumer satisfaction scores was formulaic based on 2019 actual performance compared to previously established target metrics. For 2019, the Company slightly exceeded the targets established for call quality scores and the UK Institute of Customer Service Satisfaction Score. The Company also achieved the Issuer Audit Performance target.
(4)The calculation of the achievement, and the related funding, for the employee engagement and diversity goals was formulaic based on 2019 actual performance compared to previously established target metrics.
(5)The Risk Committee performed an assessment and recommended that the Compensation Committee apply a +2% adjustment to the KCP funding as a result of management’s decisions and actions during the year that improved the Company’s controls and compliance.
Given the foregoing, the KCP funded at 141.9% based on corporate performance. The Compensation Committee then had the ability to adjust KCP payouts based on its assessment of each executive’s individual performance and contributions. The CEO’s individual performance is evaluated by the Compensation Committee based on a performance review completed by all independent directors of the Board. The CEO provides the Compensation Committee with performance assessments for each of the other executive officers, including the other NEOs. The Compensation Committee then reviewed individual performance and contributions including, for Mr. Masih, his leadership in executing the Company’s business strategies in 2019, as evidenced by records for purchases, collections, revenue and earnings, reinforcing quality and compliance throughout the Company, sharpening the Company’s market focus, and driving investments in digital and technology; for Mr. Clark, his achievements in managing financial risk and ensuring liquidity, while delivering strong financial results; for Mr. Call, his leadership with respect to legal and regulatory matters and driving continuous improvements in areas such as enterprise risk management, internal audit processes and information security; and for Mr. Bell, his leadership of the MCM business, which had a record-setting year in 2019 including in purchases, collections, and other financial metrics. Based on the analysis above, the Compensation Committee established the following KCP bonus payments to our NEOs for 2019, which resulted in a weighted average payout of 143.3% of target:

	Target Bonus		Performance			Actual
Name	% of Base Salary	2019 KCP Bonus Target(1)	Company KCP Funding %	Individual %		2019 KCP Bonus Received	Bonus Paid as a % of Target(2)
Ashish Masih	100.0%	$750,000	141.9%	100.0%		$1,059,248	141.2%
Jonathan C. Clark	100.0%	$589,375	141.9%	100.0%		$832,392	141.2%
Gregory L. Call	75.0%	$307,500	141.9%	100.0%		$434,292	141.2%
Ryan B. Bell	85.0%	$340,000	141.9%	110.0%		$528,212	155.4%
Kenneth Stannard	87.5%	$475,164	141.9%	100.0%	(3)	$674,257	141.9%
__________________________________________
(1)The KCP bonus target is calculated as base salary multiplied by the KCP bonus target percentage established by the Compensation Committee for each NEO. The threshold KCP bonus percentage was 50% of target and the maximum bonus percentage for each executive was 200% of target.
(2)Actual bonuses paid to Messrs. Masih, Clark, Call, and Bell, were slightly lower than what would result from the formulaic calculation of KCP Bonus in order to fund higher bonus payments to rank and file employees who participate in a fixed bonus and would not otherwise benefit from the Company’s outstanding performance in 2019. Based on the formulaic calculation, bonuses for Messrs. Masih, Clark, Call, and Bell would have been, $1,064,250, $836,323, $436,343 and $530,706, respectively.
(3)Pursuant to the Stannard Transition Agreement (defined below) the individual performance factor applied to his 2019 KCP bonus was 100%.

Restricted Stock Units.	Performance Equity.
Our long-term equity incentive awards are intended to create a direct correlation between the Company’s financial and stock price performance and compensation paid to our NEOs. Specifically, our long-term equity incentive awards are intended to retain, motivate, and in the case of new hires, attract our NEOs; assist in building equity ownership of our NEOs to further align their long-term interests with those of our stockholders; and reward the creation of stockholder value. Under our 2017 Incentive Award Plan (the “2017 Plan”), the Compensation Committee may grant various forms of equity awards.
The target value of annual equity awards granted to NEOs is determined by the Compensation Committee taking into account, market data, individual performance, the individual’s ability to drive Company results, leadership potential and retention. Aggregate equity costs are also evaluated in the context of the dilutive effect to stockholders. Equity awards for our NEOs in 2019 were granted as a targeted mix of 50% RSUs and 50% PSUs. Of the PSUs, 80% are EPS PSUs and 20% are TSR PSUs. An additional grant of 13,082 RSUs was made to Mr. Stannard, as an employee of Cabot, to promote retention of Cabot employees (the “Cabot Retention Grant”).
In 2019, the Compensation Committee approved the grant of equity awards to our NEOs with the following target values:

Name	RSU(1) (#)	Target RSU ($)	Target EPS PSU(1)(2)(3) (#)	Target EPS PSU(3) ($)	TSR PSU(1)(2) (#)	Target TSR PSU ($)
Ashish Masih	26,645	$850,000	21,316	$680,000	4,287	$170,000
Jonathan C. Clark	15,673	$500,000	12,539	$400,000	2,522	$100,000
Gregory L. Call	10,971	$350,000	8,777	$280,000	1,765	$70,000
Ryan B. Bell	10,188	$325,000	8,150	$260,000	1,639	$65,000
Kenneth Stannard
Annual Grant	15,673	$500,000	12,539	$400,000	2,522	$100,000
Retention Grant	13,082	$417,316

__________________________________________
(1)Unit amounts were determined by dividing the targeted value by $31.90 (the closing price on the date of grant) for the RSUs and EPS PSUs and by $39.65 (the fair value on the date of grant as determined under a Monte Carlo valuation in accordance with accounting rules) for the TSR PSUs.
(2)Amounts represent target shares.
(3)The target grant values set forth in the table above reflect the value of the entire 2019 EPS PSUs, without regard for when the performance goals are established. Because of the accounting rules governing preparation of the Summary Compensation Table, the grant date fair value for the EPS PSUs awarded in 2019 as reported in the Summary Compensation Table are different than the target award values set forth in the table above. Similar to prior year EPS based performance awards, goals for all three years were not set at the time of grant. The EPS PSUs granted to NEOs in 2019 will vest in three annual tranches based on the achievement of targets established by the Compensation Committee at the beginning of each applicable year, based on the Company’s budget for that year. Under the applicable accounting rules, the Summary Compensation Table only reflects the value of grants made during the year for which applicable performance goals have been set. Only the performance goals for the 2019 fiscal year were approved at the time the PSUs were awarded in 2019. As a result, for the 2019 EPS PSUs, the Summary Compensation Table does not include the value of the PSUs that could vest with respect to fiscal 2020 or fiscal 2021. Such amounts will be included in the Summary Compensation Table for fiscal 2020 and fiscal 2021, respectively, when the performance goals are established.

Restricted Stock Units.
2019 Time-Based Restricted Stock Units. Other than the Cabot Retention Grant, the time-based RSUs granted to NEOs on March 9, 2019 under the 2017 Plan vest in three equal annual installments on each of March 9, 2020, March 9, 2021 and March 9, 2022 subject to continued employment with the Company.
The Cabot Retention Grant consists of time-based RSUs granted to Mr. Stannard on March 9, 2019 under the 2017 Plan that vest in two equal installments on each of July 24, 2020 and July 24, 2021 subject to continued employment with the Company.

Performance Equity.
For 2019 performance-based equity awards, the Compensation Committee used the same mix used in 2018, a combination of EPS PSUs and TSR PSUs.
2019 EPS PSUs. Similar to the EPS PSUs granted to NEOs in 2018, the EPS PSUs granted to the NEOs in 2019 vest in three annual tranches based on the achievement of Adjusted Economic EPS targets established by the Compensation Committee at the beginning of each applicable year (2019, 2020, 2021), based on the Company’s Adjusted Economic EPS budget for that year. If a threshold goal is achieved during the applicable year, then at least 50% of the target EPS PSUs eligible to vest with respect to that year will vest, and if a certain maximum goal is achieved or exceeded during the applicable year, then 200% of the target EPS PSUs eligible to vest with respect to that year will vest.
Target Adjusted Economic EPS for 2019 (for both Tranche 2 of the 2018 EPS PSU grant and Tranche 1 of the 2019 EPS PSU grant) was $5.38 and is defined as adjusted income from continuing operations attributable to Encore excluding the contribution of the LAAP operating segment and non-cash interest and issuance cost amortization relating to our convertible and exchangeable notes, acquisition, integration and restructuring related expenses, settlement fees and related administrative expenses, amortization of certain acquired intangible assets and other charges or gains that are not indicative of ongoing operations.

Description	Adjusted Economic EPS Target(1)	2019 Adjusted Economic EPS Result	Vesting Percentage
2019 EPS PSU Grant - Tranche 1	$5.38	$6.12	200.0%	(1)
2018 EPS PSU Grant - Tranche 2	$5.38	$6.12	200.0%	(1)
__________________________________________
(1)Performance in 2019 exceeded the established maximum goal of $5.81 (the maximum goal).

Name	2018 EPS PSU Grant - Tranche 2 - Target (#)	Vesting Percentage	2018 EPS PSU Grant - Tranche 2 - Total Vesting (#)
Ashish Masih	4,376	200.0%	8,752
Jonathan C. Clark	2,772	200.0%	5,544
Gregory L. Call	2,042	200.0%	4,084
Ryan B. Bell	1,021	200.0%	2,042

Name	2019 EPS PSU Grant - Tranche 1 - Target (#)	Vesting Percentage	2019 EPS PSU Grant - Tranche 1 - Total Vesting (#)
Ashish Masih	7,106	200.0%	14,212
Jonathan C. Clark	4,180	200.0%	8,360
Gregory L. Call	2,926	200.0%	5,852
Ryan B. Bell	2,717	200.0%	5,434
2019 TSR PSUs. The 2019 TSR PSUs have a performance period that runs from March 2019 through December 2021 and will cliff vest on March 9, 2022 based on the Company’s three-year relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index as of the date of grant and provided that the NEO’s remain continuously employed through that date. The Compensation Committee chose relative total stockholder return as an objective metric to evaluate our performance against the performance of other broadly similar companies and to align the interests of our NEOs with the interests of stockholders. The Compensation Committee worked with FW Cook to select the S&P SmallCap 600 Financial Sector Index as the comparator group.
Zero to 200% of the target TSR PSUs are eligible to vest, depending on the Company’s relative total stockholder return percentile ranking, as set forth in the table below. No TSR PSUs vest if our relative total stockholder return performance is below the 30th percentile. In addition, if our absolute total stockholder return for the performance period is negative, the number of TSR PSUs that will vest is capped at 100% of the target number of shares regardless of our percentile ranking. If our relative total stockholder return percentile ranking is above the 30th percentile and between the levels shown in the table below, the portion of the TSR PSUs that vests is linearly interpolated between the two nearest vesting percentages, as follows:

Relative Total Stockholder Return Percentile v. S&P Small Cap 600 Financial Sector Index Companies	TSR PSUs Vesting as a percentage of Target
90th or above	200%
50th	100%
30th	50%
below 30th	—%
Severance Arrangements. Our NEOs each have severance arrangements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. Provisions included under individual severance arrangements or under the Separation Plan are designed to provide an important safety net that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change-in-control transaction. We do not have single-trigger equity vesting acceleration upon a change of control and we do not provide excise tax gross-ups. We believe that the provisions of our severance arrangements are consistent with the principal objectives of our compensation programs and that the payments that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and to the overall value of the

Company. The executives are subject to certain restrictions, including (among other things) covenants for non-solicitation and non-disparagement and are required to execute a general release, in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interest and the best interests of our stockholders.
Other Benefits and Programs. Our NEOs in the United States are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan, medical, dental, disability and life insurance programs and a matching charitable gift program. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination once every two years.
Mr. Stannard is based in the United Kingdom and is eligible to participate in the benefits generally made available by Cabot to its UK-based regular full-time employees, such as health insurance benefits and an employer pension scheme. Mr. Stannard elected to not participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to approximately 15% of his annual base salary in lieu of Cabot contributions to the pension scheme.

Paul Grinberg Transition Agreement and Separation
In August 2018, Mr. Grinberg duly notified the Company of his intent to terminate his employment for “Good Reason” pursuant to the terms of a severance protection agreement entered into with the Company in March 2009 (as amended, the “Severance Protection Agreement”). To promote a smooth transition of his responsibilities, the Company also entered into a transition agreement (the “Grinberg Transition Agreement”) with Mr. Grinberg on August 8, 2018.

Pursuant to the Grinberg Transition Agreement, as consideration for Mr. Grinberg extending his employment to January 2, 2019 at the Company’s request (an important time for the Company during which Mr. Grinberg helped lead the integration of Cabot, after the acquisition of Cabot in July 2018) the Company agreed to pay Mr. Grinberg a transition fee of $300,000 and his 2018 KCP bonus of $600,000 in July 2019. In addition, the Company agreed to provide for continued vesting on outstanding equity awards through March 10, 2019 after which all remaining outstanding equity awards were cancelled.

Mr. Grinberg continued to receive his base salary and benefits until his employment terminated on January 2, 2019. Pursuant to the terms of the Severance Protection Agreement and as consideration for an executed General Release and Waiver of Claims, the Company paid Mr. Grinberg $1,503,288, which represented 150% of his salary, a prorated target bonus for 2019 plus his target bonus for 2019.

Kenneth Stannard Transition Agreement
On November 25, 2019, the Company entered into a Transition Agreement with Mr. Stannard (the “Stannard Transition Agreement”), whereby Mr. Stannard performed his normal duties until December 31, 2019 and remained an employee of the Company until March 15, 2020 after which he commenced a garden leave period until the termination of his employment on March 15, 2021 or such earlier date as may be mutually agreed (such period from November 25, 2019 through termination, the “Transition Period”). As a continuing employee during the Transition Period, Mr. Stannard will be precluded from competing with the Company and as consideration will continue to participate in the employer sponsored health plan and receive his base salary. In addition, Mr. Stannard will vest in any restricted stock units and any performance stock units for which the applicable vesting conditions are satisfied through March 2021. Mr. Stannard is not entitled to an equity grant or bonus for 2020 or 2021. Mr. Stannard will continue to be bound by the restrictive covenants in the Executive Service Agreement, dated February 10, 2014, by and between Mr. Stannard and the Company.

Tax Considerations
Internal Revenue Code Section 162(m). When reviewing compensation matters, the Compensation Committee considers the anticipated tax consequences to us (and, when relevant, to our executive officers) of the various payments under our compensation programs. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers. The Compensation Committee, after considering the potential impact of the application of Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

Other Matters Relating to Executive Compensation
Pledging and Hedging Policy. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in transactions which limit their downside in our securities (“hedging transactions”) such as short sales or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negatively impact our stock price. The policy also prohibits the purchase of Company securities on margin and the pledging of Company securities and contains additional restrictions applicable to insiders, including our executive officers and directors.
Compensation Recovery Policy.  The Compensation Committee has adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback cash and equity incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and reputational harm to the Company. If the Compensation Committee seeks recovery of incentive compensation erroneously paid to a senior executive, the Company will disclose this with specificity in a Form 8-K or other document filed with the SEC, so long as the underlying event has already been publicly disclosed in the Company’s filings with the SEC.
Stock Ownership Guidelines. The Compensation Committee maintains equity ownership requirements to promote substantial equity ownership by the Company’s management and thereby further align their interests with the interests of our stockholders. Under these requirements, each executive is required to own equity equal to a multiple of the executive’s base salary, reflecting each executive’s role and level of responsibility at the Company. For the purposes of these requirements, all shares owned and unvested RSUs are included in the calculation. Unexercised stock options and unvested PSUs are not included in the calculation. Executives have five years from their appointment as an executive officer to attain the required level of ownership. Executives who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All NEOs except Mr. Bell have met their applicable equity ownership requirements. Mr. Bell has until March 2023 to meet the guidelines.

Title/Position	Stock Ownership Guidelines
Chief Executive Officer	6x Base Salary
All Other NEO's	3x Base Salary

Key Changes for 2020 Compensation
The Compensation Committee and Company management continually seek to improve the executive compensation program to further support the execution of the Company’s business strategy, facilitate the alignment of management’s long-term interests with those of stockholders, and to reflect best pay practices. With the feedback of management and FW Cook, the Compensation Committee has determined to make the following changes for 2020:
Long-Term Incentive Program Design. For 2020 long-term equity incentive awards, the Compensation Committee determined to retain a design consisting of a combination of 50% time-vested RSUs and 50% PSUs. Of the PSUs, the Compensation Committee increased the portion in TSR PSUs from 20% in 2019 to 50% in 2020 to further strengthen the alignment of our NEOs’ long-term interests with those of our stockholders. These TSR PSUs have a performance period that runs from March 2020 through December 2022 and will cliff vest on March 9, 2023 based on the Company’s relative total stockholder return compared to other companies in the S&P SmallCap 600 Financial Sector Index. The remaining 50% of the PSUs will vest based on the Company’s performance against pre-established Return on Average Equity (“ROAE”) targets, a new performance metric for our long-term equity incentive awards, which measures how effectively the Company is using its assets to create profits. The ROAE PSUs would vest in three annual tranches based on the achievement of ROAE targets established by the Compensation Committee at the beginning of each applicable year (2020, 2021, 2022), as determined by the Company’s budgeted Net Income for that year and average of stockholder equity as of the beginning and end of that same year, which is the numerator and denominator, respectively for the calculation of ROAE.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2019, the members of the Compensation Committee were Ash Gupta, Laura Newman Olle, Francis E. Quinlan and Richard J. Srednicki. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Ash Gupta (Chair)
Laura Newman Olle
Francis E. Quinlan
Richard J. Srednicki

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices applicable to its employees that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with excessive risk-taking arising from our employee compensation policies and practices. The Compensation Committee, with the assistance of FW Cook, continuously reviews our compensation policies and practices and believes that they are reasonable, align the interests of our employees with our stockholders and do not contain features that may encourage excessive risk taking by our executive officers. Additionally, we believe that our performance-focused executive compensation policies described in detail in our Compensation Discussion and Analysis discourage inappropriate or excessive risk taking by our executive officers for reasons including, but not limited to, the following:
•Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate financial operating measures, strategic objectives and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.
•The single biggest portion of our executive compensation program consists of equity-based awards, which creates a long-term performance focus for our executive officers and discourages excessive or inappropriate emphasis on short-term results.
•The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.
•The Company maintains a Compensation Recovery Policy, under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and/or reputational harm to the Company.
•The Company maintains policies that prohibit our employees, officers, directors and key consultants from engaging in transactions that involve the hedging or pledging of our securities.
•The Company’s equity ownership requirements align management with stockholders and helps reduce the taking of excessive risk by senior management in Company decisions.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Comp.(2)	All Other Comp.(3)		Total
Ashish Masih	2019	$750,000	$—	$1,386,231	$—	$1,259,248	$11,956		$3,407,435
President and Chief Executive Officer	2018	$733,562	$—	$1,099,955	$—	$950,000	$11,550		$2,795,066
	2017	$543,558	$—	$890,968	$490,994	$562,458	$11,400		$2,499,378
Jonathan C. Clark	2019	$586,618	$—	$821,735	$—	$1,057,392	$11,781		$2,477,526
Executive Vice President, Chief Financial Officer and Treasurer	2018	$544,944	$—	$696,639	$—	$816,418	$22,108		$2,080,109
	2017	$510,000	$—	$924,958	$474,988	$523,770	$15,723		$2,449,439

Gregory L. Call	2019	$408,082	$—	$578,436	$—	$593,442	$8,650		$1,588,611
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary	2018	$400,000	$—	$513,261	$—	$482,250	$8,250		$1,403,761
	2017	$363,168	$—	$605,786	$287,490	$282,425	$8,100		$1,546,969

Ryan B. Bell	2019	$388,493	$—	$509,226	$—	$635,712	$14,200		$1,547,631
Executive Vice President, Chief Operating Officer, MCM
Paul Grinberg	2019	$3,288	$—	$—	$—	$—	$1,916,484	(4)	$1,919,772
President, International	2018	$600,000	$—	$623,253	$—	$825,000	$111,050		$2,159,303
	2017	$584,152	$—	$924,958	$474,988	$540,253	$119,061		$2,643,412
Kenneth J. Stannard(5)	2019	$542,456	$—	$1,150,624	$—	$674,257	$80,451	(6)	$2,447,789
Chief Executive Officer of Cabot Credit Management Group	2018	$533,876	$358,197	$2,098,353	$—	$425,765	$95,683		$3,511,874

__________________________________________
(1)Amounts represent the grant date fair value of RSU and, if applicable, PSU awards granted during the applicable year, computed in accordance with FASB ASC Topic 718 (“ASC 718”). For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2019, 2018 and 2017. The aggregate grant date fair value of the RSUs was calculated as the product of the number of RSUs multiplied by the closing price for our stock on the NASDAQ on the grant date. The aggregate grant date fair value of the TSR PSUs granted in 2019 was calculated using a Monte Carlo valuation, which established a grant date fair value of $39.65 per share. The significant assumptions used in the Monte Carlo valuation were a volatility rate of 39.2%, a risk-free interest rate of 2.4%, a dividend yield of 0%, and a simulation period of 2.8 years. The aggregate grant date fair values of the EPS PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which, for 2019 PSU grants, was target level performance. Therefore, values in the table for these PSUs are computed as the product of the number of PSUs to be delivered assuming target level performance multiplied by the closing price for our stock on the NASDAQ on the grant date. Additional information about the awards reflected in this column is set forth in the footnotes to the 2019 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2019 Year-End table, below.
The table below provides details of the components that make up the fiscal year 2019 stock awards reported in this column. Consistent with the requirements of ASC 718, the value of the EPS PSUs displayed in the table below include the portions of the awards for which an EPS goal was established in 2019, which includes Tranche 2 of the 2018 EPS PSU grant and Tranche 1 of the 2019 EPS PSU grant. The remaining portions of the EPS PSU awards will be linked to EPS goals established in subsequent years and will be reported in the Summary Compensation Table for those years.

Components of Stock Awards					Additional Information
Name	RSU ($)	TSR PSU ($)	EPS PSU Expected - Target ($)	Total	EPS PSU at Maximum ($)
Ashish Masih	$849,976	$169,980	$366,276	$1,386,231	$732,552
Jonathan C. Clark	$499,969	$99,997	$221,769	$821,735	$443,538
Gregory L. Call	$349,975	$69,982	$158,479	$578,436	$316,958
Ryan B. Bell	$324,997	$64,986	$119,242	$509,226	$238,484
Kenneth J. Stannard	$917,285	$99,997	$133,342	$1,150,624	$266,684
(2)Amounts represent (1) the payouts of KCP bonuses for performance during the applicable year and paid early in the subsequent year and (2) payouts of portions of Retention Cash Awards that were granted in 2017 to promote retention of the Company’s officers during a challenging business and regulatory environment and were earned in 2019. For 2019, KCP was funded based on the Company’s performance relative to pre-established targets or goals for GAAP Net Income, strategic initiatives, call quality score goals, employee engagement and diversity goals and other factors deemed appropriate by the Compensation Committee, including individual performance. In accordance with SEC rules, one-time Retention Cash Awards granted in 2017 are reportable under this column when earned (which occurred in equal installments on June 30, 2018, December 31, 2018, June 30, 2019 and December 31, 2019). The payouts for the KCP bonuses and Retention Cash Awards earned in 2019 were as follows:

Name	KCP Bonus	Retention Cash Award Earned	Total
Ashish Masih	$1,059,248	$200,000	$1,259,248
Jonathan C. Clark	$832,392	$225,000	$1,057,392
Gregory L. Call	$434,292	$159,150	$593,442
Ryan B. Bell	$528,212	$107,500	$635,712
Kenneth J. Stannard	$674,257	$—	$674,257
(3)For Messrs. Masih, Clark, Call and Bell amounts in this column include matching contributions to our 401(k) plan, contributions to Health Savings Accounts, reimbursements for our executive health screening program and matching contributions pursuant to charitable donation programs of the Company.
(4)Amount includes a transition fee of $300,000 pursuant to the Grinberg Transition Agreement and $1,503,288 pursuant to the Severance Protection Agreement resulting from Mr. Grinberg’s separation for “Good Reason”, which represented 150% of his salary, a prorated target bonus for 2019 plus his target bonus for 2019. Amount also includes $23,975 for COBRA premiums pursuant to the Severance Protection Agreement, matching contributions to our 401(k) plan, and $83,077 of accrued but unused vacation paid to Mr. Grinberg upon his termination.
(5)Cash amounts, including salary, bonus and other compensation, received by Mr. Stannard are paid in British pounds. We calculate the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars using an average exchange rate for 2019 of 1.277 U.S. dollars per British pound.
(6)Amount represents cash payments received in lieu of Cabot pension scheme contributions (“Opt-out Cash Payments”). Mr. Stannard elected to not participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to approximately 15% of his annual base salary in lieu of Cabot contributions to the pension scheme.

2019 GRANTS OF PLAN-BASED AWARDS
The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2019.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashish Masih
KCP(2)		$375,000	$750,000	$1,500,000
PSU - 2018 EPS(3)	3/9/2019				2,188	4,376	8,752		$139,594
PSU - 2019 EPS(4)	3/9/2019				3,553	7,106	14,212		$226,681
PSU - TSR(5)	3/9/2019				2,143	4,287	8,574		$169,980
RSU(6)	3/9/2019							26,645	$849,976
Jonathan C. Clark
KCP(2)		$294,688	$589,375	$1,178,750
PSU - 2018 EPS(3)	3/9/2019				1,386	2,772	5,544		$88,427
PSU - 2019 EPS(4)	3/9/2019				2,090	4,180	8,360		$133,342
PSU - TSR(5)	3/9/2019				1,261	2,522	5,044		$99,997
RSU(6)	3/9/2019							15,673	$499,969
Gregory L. Call
KCP(2)		$153,750	$307,500	$615,000
PSU - 2018 EPS(3)	3/9/2019				1,021	2,042	4,084		$65,140
PSU - 2019 EPS(4)	3/9/2019				1,463	2,926	5,852		$93,339
PSU - TSR(5)	3/9/2019				882	1,765	3,530		$69,982
RSU(6)	3/9/2019							10,971	$349,975
Ryan B. Bell
KCP(2)		$170,000	$340,000	$680,000
PSU - 2018 EPS(3)	3/9/2019				510	1,021	2,042		$32,570
PSU - 2019 EPS(4)	3/9/2019				1,358	2,717	5,434		$86,672
PSU - TSR(5)	3/9/2019				819	1,639	3,278		$64,986
RSU(6)	3/9/2019							10,188	$324,997
Paul Grinberg(2)			—			—		—	—

Kenneth Stannard
KCP(2)		$237,582	$475,164	$950,327
PSU - 2019 EPS(4)	3/9/2019				2,090	4,180	8,360		$133,342
PSU - TSR(5)	3/9/2019				1,261	2,522	5,044		$99,997
RSU(6)	3/9/2019							15,673	$499,969
RSU(7)	3/9/2019							13,082	$417,316

__________________________________________
(1)Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)Represents the potential payouts under the Company’s KCP for 2019. The threshold level is 50% of target and the maximum level is set at 200% of target.  Mr. Grinberg was not eligible to participate in the KCP for 2019.
(3)Represents awards of EPS PSU awards under the 2017 Plan that vest in three annual tranches based on the Company’s performance relative to a one-year Economic EPS target established at the beginning of the applicable year and continued employment. The EPS PSU amounts shown in the table above represent, consistent with the applicable accounting rules, the value of one-third of the target number of 2018 EPS PSUs awarded at grant as the goal for the second tranche of the award was established on March 9, 2019.
(4)Represents awards of EPS PSU awards under the 2017 Plan that vest in three annual tranches based on the Company’s performance relative to a one-year Economic EPS target established at the beginning of the applicable year and continued employment. The EPS PSU amounts shown in the table above represent, consistent with the applicable accounting rules, the value of one-third of the target number of 2019 EPS PSUs awarded at grant as only the goal for the first tranche of the award was established in 2019.
(5)Represents awards of TSR PSUs under the 2017 Plan that have a performance-period running from March 2019 through December 2021 and will cliff vest on March 9, 2022 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment.
(6)Represents awards of RSUs under the 2017 Plan. The RSUs granted on March 9, 2019 vest in three equal annual installments on each of March 9, 2020, March 9, 2021 and March 9, 2022 subject to continued employment.
(7)Represents awards of RSUs under the 2017 Plan. The RSUs granted on March 9, 2019 vest in two equal annual installments on each of July 24, 2020 and July 24, 2021 subject to continued employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning awards that were outstanding for each of our NEOs as of December 31, 2019.

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Ashish Masih	4,166	—		—		$22.17	4/6/2022
	17,524	8,761	(2)	—		$30.95	3/9/2024
	—	—		13,316	(3)	$40.50	6/22/2024
								3,231	(4)	$114,248
								1,572	(5)	$55,586
								10,940	(6)	$386,838
								26,645	(7)	$942,167
											8,752	(8)	$309,471
											1,277	(9)	$45,137
											14,212	(10)	$502,536
											8,574	(11)	$303,177
Jonathan C. Clark	27,745	13,872	(2)	—		$30.95	3/9/2024
								5,115	(4)	$180,866
								6,928	(6)	$244,974
								15,673	(7)	$554,197
											5,544	(8)	$196,036
											809	(9)	$28,589
											8,360	(10)	$295,610
											5,044	(11)	$178,356
Gregory L. Call	5,000	—		—		$22.17	4/6/2022
	16,793	8,396	(2)	—		$30.95	3/9/2024
								3,096	(4)	$109,475
								5,105	(6)	$180,513
								10,971	(7)	$387,935
											4,084	(8)	$144,410
											596	(9)	$21,057
											5,852	(10)	$206,927
											3,530	(11)	$124,821
Ryan B. Bell	8,032	4,015		—		$30.95	3/9/2024
								1,480	(4)	$52,333
								2,552	(6)	$90,239
								10,188	(7)	$360,248
											2,042	(8)	$72,205
											298	(9)	$10,520
											5,434	(10)	$192,146
											3,278	(11)	$115,910
Paul Grinberg	—	—		—		$—		—		$—	—		$—

Kenneth Stannard	—	—		—		—	—
								11,213	(12)	$396,492
								9,967	(13)	$352,433
								13,082	(14)	$462,580
								15,673	(7)	$554,197
											7,476	(15)	$264,334
											5,607	(16)	$198,246
											8,360	(10)	$295,610
											5,044	(11)	$178,356

__________________________________________
(1)Market value for awards was calculated using the closing price of $35.36 per share for our common stock on December 31, 2019.
(2)Amounts represent outstanding performance options under the 2013 Plan. Subject to continued employment, the performance options vest in equal annual installments over a three-year period if, within four years from the date of grant, the 20-trading day average of the NASDAQ-reported closing price per share of the Company’s common stock (subject to dividend-related adjustments) exceeds $38.6875 per share (a 25% increase from the closing price on the date of grant). The 20-trading day average of the NASDAQ-reported closing price per share of the Company’s common stock (subject to dividend-related adjustments) exceeded $38.6875 in June 2017, as such these performance options vested in equal installments on March 9, 2018, March 9, 2019, and March 9, 2020.
(3)Represents an award of performance options granted on June 22, 2017 under the 2017 Plan. Subject to continued employment, the performance options vest in equal annual installments on June 22, 2018, June 22, 2019, and June 22, 2020 (or if later, on the date the performance goal is achieved) if, within four years from the date of grant, the 20-trading day average of the NASDAQ-reported closing price per share of the Company’s common stock (subject to dividend-related adjustments) exceeds $50.63 per share per share (a 25% increase from the closing price on the date of grant).
(4)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2013 Plan on March 9, 2017. The RSU award vests in three equal annual installments. The two installments vested on March 9, 2018 and March 9, 2019. The remaining and disclosed portion vested on March 9, 2020.
(5)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on June 22, 2017. The RSU award vests in three equal annual installments. The two installments vested on June 22, 2018 and June 22, 2019. The remaining and disclosed portion is scheduled to vest on June 22, 2020, subject to continued employment.
(6)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2018. The RSU award vests in three equal annual installments. The first installment vested on March 9, 2019. Of the remaining and disclosed portion, a portion vested on March 9, 2020 and a portion is scheduled to vested on March 9, 2021, subject to continued employment.
(7)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2019. The RSU award vests in three equal annual installments. Amount includes the first installment, which vested on March 9, 2020 and the other two installments, which are scheduled to vest on March 9, 2021 and March 9, 2022, subject to continued employment.
(8)Amounts reported represent outstanding portions of tranche 2 of the EPS PSUs granted pursuant to the 2017 Plan on March 9, 2018. Amount represents one-third of the total EPS PSU grant. See Summary Compensation Table footnote 1 for further information on the EPS PSU award. Tranche 2 of the EPS PSUs vested in March 2020 based on the achievement of a pre-established Economic EPS goal.  Based on 2019 performance at above target levels, amount reported represents payout at maximum levels.  Based on actual 2019 results, the maximum levels were issued in March 2020.
(9)Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2018 that have a performance-period running from March 2018 through December 2020 and will cliff vest on March 9, 2021 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment.  Based on 2019 performance at below threshold levels as of December 31, 2019, amount reported represents payout at threshold levels.
(10)Amounts reported represent outstanding portions of tranche 1 of the EPS PSUs granted pursuant to the 2017 Plan on March 9, 2019. Amount represents one-third of the total EPS PSU grant. See Summary Compensation Table footnote 1 for further information on the EPS PSU award. Tranche 1 of the EPS PSUs vested in March 2020 based on the achievement of a pre-established Economic EPS goal.  Based on 2019 performance at above target levels, amount reported represents payout at maximum levels.  Based on actual 2019 results, the maximum levels were issued in March 2020.
(11)Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2019 that have a performance-period running from March 2019 through December 2021 and will cliff vest on March 9, 2022 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment. Based on 2019 performance at above target levels as of December 31, 2019, amount reported represents payout at maximum levels.
(12)Amount reported represents outstanding portions of an RSU award granted under the 2017 Plan on August 22, 2018. The RSU award vests in three equal annual installments. The first installment vested on July 24, 2019. The remaining and disclosed portion is scheduled to vest in equal annual installments on each of July 24, 2020 and July 24, 2021 subject to continued employment.
(13)Amount reported represents outstanding portions of RSUs granted under the 2017 Plan on August 22, 2018. The RSUs are scheduled to vest in two equal annual installments on each of July 24, 2020 and July 24, 2021 subject to continued employment.
(14)Amount reported represents outstanding portions of RSUs granted under the 2017 Plan on March 9, 2019. The RSUs are scheduled to vest in two equal annual installments on each of July 24, 2020 and July 24, 2021 subject to continued employment.
(15)Amount reported represents outstanding PSUs granted under the 2017 Plan granted on August 22, 2018 that will time vest in three equal annual installments on each of July 24, 2019, July 24, 2020 and July 24, 2021 subject to continued employment and performance vest based on the performance of Cabot against a pre-established three-year cumulative Adjusted Net Income target. Based on 2019 performance at below threshold levels, amount reported represents payout at threshold levels.
(16)Amount reported represents outstanding PSUs granted under the 2017 Plan granted on August 22, 2018 that will time vest in two equal installments on each of July 24, 2020 and July 24, 2021 subject to continued employment and performance vest based on the performance of Cabot against a pre-established three-year cumulative Adjusted Net Income target. Based on 2019 performance at below threshold levels, amount reported represents payout at threshold levels.

2019 OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to stock option exercises and shares acquired on the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Ashish Masih	46,600	$938,810	26,570	$872,238
Jonathan C. Clark	—	$—	25,496	$836,321
Gregory L. Call	—	$—	16,942	$556,719
Ryan B. Bell	—	$—	9,229	$305,394
Paul Grinberg	—	$—	18,706	$596,721
Kenneth J. Stannard	—	$—	4,984	$178,078
__________________________________________
(1)Amount represents the difference between the market value of the option shares on the exercise date and the option exercise price.
(2)Amount represents the market value of the vesting stock on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL
This section describes the payments that may be made to our NEOs upon separation under the Separation Plan (for Messrs. Masih, Clark, Call and Bell) or pursuant to an individual agreement (for Messrs. Grinberg and Stannard) and, based on certain assumptions or the circumstances described below.

Basic Assumptions
The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2019 using the base salaries in effect and the share price of our common stock as of that day. Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.
We note that because a change in control did not occur on December 31, 2019, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon a termination or change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination Without Cause, Resignation for Good Reason or a Termination in Connection with a Change in Control
Executive Separation Plan Arrangements; Award Agreements. We do not have formal employment agreements with our NEOs located in the United States; however, Messrs. Masih, Clark, Call and Bell are participants in the Company’s Executive Separation Plan (the “Separation Plan”). As of December 31, 2019, the termination terms and conditions relating to our Separation Plan and equity award arrangements (whether or not in connection with a change in control) were as follows:
•The Separation Plan provides that if the executive is terminated without Cause or terminates with Good Reason (both as defined in the Separation Plan) each not in connection with a change in control of the Company, then the terminated executive would receive (1) two times his base salary for Messrs. Masih, Clark and Call and one and a half times his base salary for Mr. Bell, plus, (2) a pro rata bonus based on the number of months worked in the year of termination (if the applicable performance conditions are achieved) plus, (3) a lump sum cash payment equal to the estimated value of two years of continued health benefits for Messrs. Masih, Clark and Call and 18 months of continued health benefits for Mr. Bell. In addition, the unvested equity awards of each terminated executive would continue to vest as if the executive were still an employee for 12 months after the date of termination of employment.
•The Separation Plan provides that if the executive is terminated without Cause in connection with a change of control of the Company or the executive terminates his employment for Good Reason in connection with a change in control, the terminated executive would receive (1) two times his base salary for Messrs. Masih, Clark and Call and one and a half times his base salary for Mr. Bell plus, (2) a prorated target bonus for the year of termination plus (3) the greater of 100% of his target bonus plus or 100% of his bonus that would have been paid assuming that actual year-to-date performance was annualized, plus (4) a lump sum cash payment equal to the estimated value of two years of continued health benefits.  In addition, performance-based equity awards would immediately vest pro rata (based on the amount of time employed during the performance period and based on the greater of target levels or to-date performance) and time-based equity awards would immediately vest.
•Under the Company’s standard RSU and PSU agreements with the NEOs, unvested awards vest (1) upon death or disability of the executive (PSUs vest at target) and (2) if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control. However, since 2018 the award agreements for PSUs provide that upon a termination without Cause or for Good Reason, in either case, within 180 days prior to or two years after a Change of Control, then (1) if prior to a Change of Control, the award will remain outstanding and eligible to vest upon a Change of Control as described below (assuming the award is not assumed), and (2) if subsequent to a Change of Control, the PSUs that remain outstanding will vest.
•Under the Company’s option agreements with the NEOs, unvested awards vest (to the extent any performance conditions have been satisfied) (1) upon death or disability of the executive and (2) if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement) or within 12 months after a Change of Control.
•If a Change of Control occurs and the TSR PSUs are not assumed, then the TSR PSUs will vest based on the actual achievement of pro-rated performance goals through the Change of Control. If the TSR PSUs are assumed, they will be earned based on the actual achievement of pro-rated performance goals through the Change of Control, and will remain outstanding to vest on the March 9 three years from the grant date (subject to continued employment). EPS PSUs are subject to the same treatment, except that, with respect to any performance period that has not yet been completed as of the Change of Control, the target number of EPS PSUs will performance-vest, and will remain outstanding to vest on the March 9 on which the EPS PSU otherwise would have vested.
Adjustments to Payments and Timing of Payments.
Under the Separation Plan. The Separation Plan contains a “best net” provision, which provides that if a participant becomes subject to the excise tax imposed by IRC Section 4999, then the Company and the participant agree that the aggregate “parachute payment” will be subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999 if such reduction would result in the participant retaining on an after-tax basis an amount equal to or greater than the amount that the participant would have retained had he not been subject to the excise tax.
Restrictive Covenants. As a condition to receiving the payments under the Separation Plan, the NEOs must agree to a broad release and waiver of claims and to maintain the confidentiality of Company information. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:
•non-disparagement of the Company;
•non-solicitation of our employees for 24 months following termination; and
•continued cooperation with all outstanding matters or issues relating to the Company.
Definitions. The term “Cause” for purposes of the Separation Plan is defined as any of the following reasons:
•a conviction of the participant of – or the plea of guilty or nolo contendere to – (1) a felony or (2) a misdemeanor involving moral turpitude;
•a willful misconduct or gross negligence by the participant;
•failure by the participant to carry out the lawful and reasonable directions of the Board or the participant’s immediate supervisor, as the case may be;
•refusal to cooperate or non-cooperation by the participant with any government regulatory authority; or
•fraud, embezzlement, theft or dishonesty by the participant against the Company or any subsidiary or a material violation by the participant of a policy or procedure of the Company or the Company’s Standards of Business Conduct, resulting, in any case, in harm to the Company or any subsidiary.

The term “Good Reason” is defined as any one of the following reasons:
•material reduction in the executive’s base compensation or target bonus;
•material reduction in the titles, authority, duties or responsibilities of the executive;
•change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent; and
•in the case of the Separation Plan, any failure of the Company to obtain the assumption of its obligations under the Separation Plan by the acquirer within 45 days of a Change in Control.
For situations where there is a termination in connection with a Change of Control, the term “Change of Control” is defined in equity award agreements as any one of the following (the Separation Plan has a substantially similar definition, but includes a change of a majority of the Board):
•any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);
•the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;
•any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or
•the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.
Stannard Employment Agreement. Mr. Stannard has an employment agreement with Cabot, which provides for 12 months’ notice by Cabot prior to his termination (except in certain circumstances, such as gross misconduct, criminal offense, and failure to perform specified duties) or 12 months’ notice by Mr. Stannard prior to any resignation. Pursuant to his employment agreement, for a 12-month period after termination Mr. Stannard is subject to certain restrictions, including, non-solicitation and non-competition restrictions. Cabot may terminate the employment agreement at any time by paying an amount equal to the salary Mr. Stannard would have received during any remaining portion of the 12-month notice period.

Termination Without Cause or Resignation for Good Reason. The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination without Cause or resignation for Good Reason as outlined in the Separation Plan and employment agreement for our NEOs and described above, assuming the triggering event occurred on December 31, 2019.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	COBRA or Cash Payment for Health or Other Benefits(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Other(5)	Total
Ashish Masih	$1,500,000	$1,059,248	$52,142	$1,527,964	$—	$4,139,354
Jonathan C. Clark	$1,178,750	$832,392	$34,568	$1,040,930	$—	$3,086,641
Gregory L. Call	$820,000	$434,292	$52,142	$717,423	$—	$2,023,857
Ryan B. Bell	$600,000	$528,212	$38,591	$499,592	$—	$1,666,395
Kenneth J. Stannard(6)	$663,721	$674,257	$3,244	$938,348	$98,329	$2,377,900
__________________________________________
(1)Amounts represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies. Amounts include: (a) 200% of base salary for Messrs. Masih, Clark and Call; (b) 150% of base salary for Mr. Bell.
(2)For Messrs. Masih, Clark, Call and Bell severance bonus includes a lump sum cash payment equal to a pro rata annual bonus with respect to the year that separation occurs.
(3)For Messrs. Masih, Clark and Call amounts represent the estimated value of 24 months of continued health benefits, and for Mr. Bell 18 months of continued health benefits, based on each executive’s estimated insurance coverage held, and cost premiums, as of December 31, 2019.
(4)Fair market value is based on the closing price of $35.36 per share for our common stock on December 31, 2019.
(5)Amount represents cash payments that are expected to be paid in lieu of Cabot pension scheme contributions. Mr. Stannard elected to not participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to approximately 15% of his annual base salary in lieu of Cabot contributions to the pension scheme.
(6)Represents amounts expected to be paid pursuant to the Stannard Transition Agreement. For Mr. Stannard, who receives amounts in British pounds, we calculate the U.S. dollar equivalent for his salary and bonus payments using an average exchange rate for 2019 of 1.277 U.S. dollars per British pound. Assumes no vesting of PSUs that are not expected to vest. Assumes payout at target for EPS PSUs for 2021.
Termination in Connection with a Change in Control. The following table summarizes the amounts we estimate would be payable to the NEOs upon a termination in connection with a change of control as outlined in the equity agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2019.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	COBRA or Cash Payment for Health or Other Benefits(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Ashish Masih	$1,500,000	$1,809,248	$52,142	$2,501,601	$5,862,991
Jonathan C. Clark	$1,178,750	$1,421,767	$34,568	$1,625,078	$4,260,163
Gregory L. Call	$820,000	$741,792	$52,142	$1,132,232	$2,746,166
Ryan B. Bell	$600,000	$868,212	$38,591	$834,098	$2,340,901
__________________________________________
(1)Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies. Amounts include: (a) 200% of base salary for Messrs. Masih, Clark and Call and (b) 150% of base salary for Mr. Bell.
(2)Amounts include (i) a lump sum cash payment equal to a pro rata target bonus with respect to the year that separation occurs plus (ii) the greater of 100% of the executive’s respective target bonus or 100% of the executive’s respective bonus that would have been paid assuming that actual year-to-date performance was annualized.

(3)For Messrs. Masih, Clark, Call, amounts represent the estimated value of 24 months of continued health benefits, and for Mr. Bell 18 months of continued health benefits, based on each executive’s estimated insurance coverage held, and cost premiums, as of December 31, 2019.
(4)Fair market value is based on the closing price of $35.36 per share for our common stock on December 31, 2019.
Termination in the Event of a Death or Disability. The following table summarizes the amounts we estimate would be payable to the NEOs in the event of a death or disability of the NEO on December 31, 2019.

Name	Severance Salary Payments(1)	Severance Bonus Payments	COBRA or Cash Payment for Health Benefits(1)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(2)	Total
Ashish Masih	$—	$—	$—	$2,842,578	$2,842,578
Jonathan C. Clark	$—	$—	$—	$1,826,948	$1,826,948
Gregory L. Call	$—	$—	$—	$1,274,237	$1,274,237
Ryan B. Bell	$—	$—	$—	$959,909	$959,909
__________________________________________
(1)There are no amounts payable in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)Fair market value is based on the closing price of $35.36 per share for our common stock on December 31, 2019.
Grinberg Termination. Mr. Grinberg’s employment with the Company was terminated for “Good Reason” effective January 2, 2019. As such, pursuant to his Severance Protection Agreement and as consideration for an executed General Release and Waiver of Claims he was provided cash payments in 2019 from the Company of (1) $900,000, which is 150% of his base salary; (2) $600,000, his target KCP bonus for 2019 and (3) $3,288, his prorated target KCP bonus for 2019. In addition, pursuant to the Grinberg Transition Agreement under which Mr. Grinberg extended his service at the Company’s request to support a smooth transition of his responsibilities, Mr. Grinberg also received from the Company a transition fee of $300,000, his KCP bonus for 2018 of $600,000 and continued vesting of outstanding equity awards through March 10, 2019. Mr. Grinberg vested in a total of 18,706 RSUs and PSUs on March 9, 2019 and all other remaining outstanding equity awards were cancelled.
Stannard Termination. On November 25, 2019, the Company entered into the Stannard Transition Agreement, whereby Mr. Stannard stepped down as CEO of Cabot on December 31, 2019, after which he remained as an employee of the Company until March 15, 2020 after which he commenced a garden leave period until the termination of his employment on March 15, 2021 or such earlier date as may be mutually agreed - the Transition Period. As a continuing employee during the Transition Period, Mr. Stannard will be precluded from competing with the Company and as consideration will continue to participate in the employer sponsored health plan and receive his base salary. In addition, Mr. Stannard will vest in any RSUs and PSUs for which the applicable vesting conditions are satisfied through March 2021.

CEO PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of Mr. Masih, our CEO, to that of the employee who has been identified as having annual compensation that is the median of all of our employees, excluding our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.  SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies, estimates and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
For 2019, our last completed fiscal year, the total annualized compensation of Mr. Masih was $3,407,435 and the median employee’s annual total compensation was $26,472, resulting in a ratio of 129:1.
We identified the median employee by examining the 7,467 employees at the Company and its subsidiaries as of December 1, 2019. We identified our median employee by using a consistently applied compensation measure calculated as of December 1, 2019, which aggregated for each employee (a) annual base salary for salaried employees or hourly rate multiplied by work schedule for hourly employees, (b) target cash bonus and (c) actual commissions. We annualized pay for our full-time or permanent employees who were employed by us for less than the entire fiscal year. Compensation amounts paid in foreign currencies were converted to U.S. dollars based on exchange rates in effect on December 1, 2019. We did not include long term incentive awards in the calculation of the median employee because only a small number of employees receive long term incentive awards and, as a result, inclusion would not affect the calculation of the median employee. The Company did not make any cost-of-living adjustments.
Once we identified our median employee, we identified and calculated the elements of that employee’s compensation for 2019 in accordance with the requirements of 402(c)(2)(x) of Regulation S-K.

COMPENSATION OF DIRECTORS
We compensate our non-employee directors for their service on the Board with a combination of cash and equity awards. The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity. We generally emphasize equity compensation over cash compensation, and we do not provide material benefits or perquisites to our non-employee directors. The Compensation Committee and Board reviews our director compensation program every two years and relies on peer group information provided by the independent compensation consultant, FW Cook. Based on our market review, our non-employee director compensation is at approximately the median level as compared to our peer group.

Cash Retainers and Meeting Fees
In 2019, each non-employee director received an annual cash retainer for his or her service on the Board, as well as additional cash retainers if he or she serves as the Chairman of the Board, on a committee or as the chair of a committee. Annual retainers were paid quarterly and were prorated based on the non-employee director’s service during the fiscal year. Non-employee directors were reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings. The following table sets forth annual cash compensation for non-employee directors in effect during fiscal 2019:

2019
Board Annual Retainer	$60,000
Chair Annual Retainers
Non-Executive Chairman of the Board	$120,000
Committee Chair (Per Committee)	$25,000
Committee Service Annual Retainers (Per Committee)	$10,000
Additional Committee Service Fee (per meeting)(1)	$1,000
__________________________________________
(1)Non-employee directors receive an additional committee service fee of $1,000 per meeting starting with the seventh meeting of a single committee in any one year, to ensure that their time is fairly recognized in periods of unusually high activity.

Equity Compensation
Initial Grant. Each non-employee director who joins the Board receives an initial equity award with a grant-date fair market value of $50,000 (granted as shares of Company common stock, to be granted on the fifth business day following the date the non-employee director becomes a member of the Board).
Annual Grant. Each non-employee director elected at an annual meeting receives an equity award with a grant-date fair market value of $120,000 (granted as shares of Company common stock, to be granted on the fifth business day following the date of the annual meeting).
Vesting. Equity awards granted to our non-employee directors are fully vested on the date of grant.

Non-Employee Director Deferred Stock Compensation Plan
In prior periods, equity award retainers were granted as fully vested RSUs with underlying shares issued to the non-employee directors within 10 days from the date the non-employee director is no longer a member of the Board. In June 2016, the Company established a deferred compensation plan for non-employee directors that allows the deferral of cash payments and/or equity awards in the form of deferred stock units (“DSUs”). If a non-employee director elects to defer compensation, the non-employee director’s DSUs will be distributed to him or her in the form of Company common stock following his or her separation from service with the Board.
All directors have currently elected to receive their annual equity retainer in the form of DSUs. Beginning in June 2020, Mr. Gupta will receive his annual equity retainer in shares of Company common stock. Certain directors have also elected to receive portions of their annual cash retainers in the form of DSUs. If the Company declares a dividend, non-employee director will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends.

Stock Ownership Guidelines. The Company has adopted equity ownership requirements to promote substantial equity ownership by the Company’s non-employee directors and thereby further align their interests with the interests of our stockholders. Under these requirements, each non-employee director is required to own equity equal to five times the annual Board cash retainer. Non-employee directors have five years from their election to attain the required level of ownership. Non-employee directors who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All directors except Messrs. Stovsky, Hilzinger and Ms. Knight are currently in compliance with the stock ownership guidelines. Mr. Stovsky has until August 2023, and Mr. Hilzinger and Ms. Knight have until September 2024 to meet the guidelines.
The following table sets forth the compensation earned by non-employee directors for service on our Board for the fiscal year ended December 31, 2019.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
Ash Gupta	$96,667	$119,992	$—	$216,659
Wendy G. Hannam	$88,167	$119,992	$—	$208,159
Jeffrey A. Hilzinger(4)	$20,000	$138,175	$—	$158,175
Angela A. Knight(4)	$20,000	$149,066	$—	$169,066
Michael P. Monaco	$196,870	$119,992	$—	$316,862
Laura Newman Olle	$96,667	$119,992	$—	$216,659
Francis E. Quinlan	$96,667	$119,992	$—	$216,659
Norman R. Sorensen	$84,371	$119,992	$—	$204,363
Richard J. Srednicki	$80,000	$119,992	$—	$199,992
Richard P. Stovsky	$96,500	$119,992	$—	$216,493
__________________________________________
(1)Amounts reported in this column include amounts earned for service on the Board and various committees for service during 2019. In 2019, Messrs. Gupta and Srednicki each elected to defer portions of cash retainers into DSUs pursuant to the Non-Employee Director Deferred Stock Compensation Plan. Mr. Gupta and Mr. Srednicki received 2,757 DSUs and 1,130 DSUs, respectively, in lieu of cash as a result of their elections to defer portions of their cash retainers.
(2)Amount represents the grant date fair value of equity awards to each of our non-employee directors computed in accordance with FASB ASC Topic 718.  Each director received an annual equity award retainer of 3,524 DSUs. The grant date fair value may not reflect the actual value ultimately recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance and stock price fluctuations. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(3)The aggregate number of shares underlying outstanding RSUs and DSUs for each of the non-employee directors as of December 31, 2019 was:

Ash Gupta	26,503
Wendy G. Hannam	17,892
Jeffrey A. Hilzinger	4,374
Angela A. Knight	4,374
Michael P. Monaco	20,155
Laura Newman Olle	20,717
Francis E. Quinlan	23,377
Norman R. Sorensen	25,554
Richard J. Srednicki	24,904
Richard P. Stovsky	7,461
(4)Mr. Hilzinger and Ms. Knight were appointed to the Board on September 25, 2019 and each received 4,374 DSUs, representing their Initial Award and prorated Annual Award. Pursuant to our non-employee director compensation guidelines the share amounts were calculated based on the closing price on October 2, 2019, the fifth business day after appointment. Mr. Hilzinger’s DSUs were granted on October 2, 2019. Due to administrative matters, Ms. Knight’s DSUs were not granted until October 22, 2019.

NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2)

Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes in detail the decisions made by the Compensation Committee in 2019.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2019 compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in the Company’s proxy statement for the 2020 annual meeting of stockholders.”
Proposal No. 3 provides our stockholders with the opportunity to cast an advisory vote on the frequency of non-binding, advisory votes on the compensation of our named executive officers. Unless our Board modifies its policy on the frequency of say-on-pay votes, a non-binding, advisory vote on the compensation of our named executive officers will again be included in our proxy statement next year.

Required Vote
The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.

NON-BINDING VOTE TO APPROVE THE FREQUENCY OF NON-BINDING STOCKHOLDER VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 3)

Proposal

In accordance with Section 14A of the Exchange Act, we are requesting your advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a say-on-pay vote. We are providing stockholders the option of selecting a frequency of every ONE YEAR, TWO YEARS, THREE YEARS or abstaining. Stockholders are not voting to approve or disapprove of the Board’s recommendation. Rather, stockholders are being asked to express their preference regarding the frequency of future say-on-pay votes.

We recommend that our stockholders select a frequency of every ONE YEAR. In 2014, our Board recommended, and our stockholders approved holding a say-on-pay vote every year. At the recommendation of our Compensation Committee, our Board determined that it would be in the best interests of our stockholders to continue conducting an advisory vote on executive compensation annually. In making this determination, our Board took into consideration current corporate governance trends and emerging best practices.
The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

Required Vote
This vote is advisory and not binding on the Company or our Board in any way. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation.

The Board of Directors recommends that stockholders vote ONE YEAR in a non-binding advisory vote, as the frequency of future non-binding advisory stockholder votes to approve the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures
The Audit Committee of our Board has adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Related Person Transactions
We have entered into indemnification agreements with certain of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 21, 2020, by: (1) each director and director nominee; (2) each Named Executive Officer; (3) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (4) all directors and executive officers as a group. Calculations of beneficial ownership are based on 31,234,420 shares of our common stock outstanding on April 21, 2020. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner(1)	No. of Shares Beneficially Owned(2)	Percent of Class(2)
BlackRock, Inc.(3)	4,460,583	14.28%
Broad Run Investment Management, LLC(4)	3,830,909	12.27%
William Blair Investment Management, LLC(5)	3,323,897	10.64%
The Vanguard Group(6)	3,153,284	10.10%
T.Rowe Price Associates, Inc.(7)	2,767,537	8.86%
Allianz Global Investors U.S. Holdings LLC(8)	2,095,144	6.71%
Invesco Ltd.(9)	2,089,983	6.69%
FMR LLC(10)	1,899,573	6.08%
Dimensional Fund Advisors LP(11)	1,866,503	5.98%
Ashish Masih(12)	153,254	*
Jonathan C. Clark(12)	122,616	*
Ryan B. Bell(12)	27,875	*
Craig A. Buick	25,937	*
Gregory L. Call(12)	91,303	*
Ash Gupta(13)(14)	8,396	*
Wendy G. Hannam(13)	20,392	*
Jeffrey A. Hilzinger(13)	4,374	*
Angela A. Knight(13)	4,374	*
Michael P. Monaco(13)	20,155	*
Laura Newman Olle(13)	20,717	*
Francis E. Quinlan(13)	23,577	*
Norman R. Sorensen(13)	27,554	*
Richard J. Srednicki(13)	25,173	*
Richard P. Stovsky(13)	7,461	*
Current directors and executive officers as a group (15 persons)(12)(13)	583,158	1.85%
__________________________________________
* Less than one percent.
(1)The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108.
(2)The numbers and percentages shown include the shares of common stock beneficially owned as of April 21, 2020, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 21, 2020, upon the exercise of options or the settlement of RSUs, including vested, deferred issuance RSUs and DSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on February 4, 2020 by BlackRock. BlackRock has sole voting power with respect to 4,387,557 shares and sole dispositive power with respect to 4,460,583 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)Information with respect to Broad Run Investment Management, LLC (“Broad Run”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2020 by Broad Run. Broad Run has sole voting power with respect to 3,780,985 shares and sole dispositive power with respect to 3,830,909 shares. The address for Broad Run is 1530 Wilson Blvd, Suite 530, Arlington, VA 22209.
(5)Information with respect to William Blair Investment Management, LLC (“WBIM”) is based solely on a Schedule 13G/A filed with the SEC on February 10, 2020 by WBIM. WBIM has sole voting power with respect to 2,973,666 shares and sole dispositive power with respect to 3,323,897 shares. The address for WBIM is 150 North Riverside Plaza, Chicago, IL 60606.
(6)Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 12, 2020. Vanguard has sole voting power with respect to 29,001 shares and sole dispositive power with respect to 3,123,456 shares. Vanguard has shared voting power with respect to 4,500 shares and shared dispositive power with respect to 29,828 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 25,328 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 8,173 shares as a result of its serving as investment manager of Australian investment offerings. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(7)Information with respect to T. Rowe Price Associates, Inc. (“T.Rowe”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2020. T.Rowe has sole voting power with respect to 485,627 shares and sole dispositive power with respect to 2,767,537 shares. The address for T.Rowe is 100 E. Pratt Street, Baltimore, MD 21202.
(8)Information with respect to Allianz Global Investors U.S. Holdings LLC (“AGI US Holdings”) is based solely on a Schedule 13G/A filed with the SEC on February 13, 2020 by AGI US Holdings. Allianz Global Investors U.S. LLC (“AGI US”) has sole voting and dispositive power with respect to 669,333 shares. Allianz Global Investors GmbH (“AGI GmbH”) has sole voting power with respect to 1,350,671 shares and sole dispositive power with respect to 1,393,769 shares. Allianz Global Investors Asia Pacific Ltd (“AGI AP”) has sole voting and dispositive power with respect to 10,095 shares. Allianz Global Investors Taiwan (“AGI Taiwan”) has sole voting and dispositive power with respect to 21,947 shares. Each of AGI US, AGI GmbH, AGI AP and AGI Taiwan (collectively, the “AGI Advisers”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, as amended, and a directly or indirectly wholly-owned subsidiary or affiliate of AGI US Holdings. The securities reported are held by investment advisory clients or discretionary accounts of which an AGI Adviser is the investment adviser.  Each AGI Adviser may be deemed to beneficially own the securities held by its clients or accounts. Because AGI US Holdings is the parent holding company of the AGI Advisers that are its subsidiaries or affiliates, it may be deemed to beneficially own the securities held by those AGI Advisers’ clients or accounts. The address for AGI US Holdings is 1633 Broadway, New York, NY 10019.
(9)Information with respect to Invesco Ltd. is based solely on a Schedule 13G/A filed with the SEC on February 11, 2020 by Invesco Ltd. The address for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta GA 30309.
(10)Information with respect to FMR LLC is based solely on a Schedule 13G filed with the SEC on February 7, 2020. FMR LLC does not have any voting power and has sole dispositive power with respect to 1,899,573 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(11)Information with respect to Dimensional Fund Advisors LP is based solely on a Schedule 13G/A filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or subadviser to certain Dimensional Funds. In its role as investment advisor, subadviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all securities reported are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 1,777,962 shares and sole dispositive power with respect to 1,866,503 shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.
(12)Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 21, 2020:

Ashish Masih	30,451
Jonathan C. Clark	41,617
Ryan B. Bell	12,047
Gregory L. Call	30,189
Directors and executive officers as a group	114,304

(13)Includes the following number of fully vested deferred issuance RSUs and DSUs, which were issued as director compensation for Board service and the underlying shares will be distributed when the director is no longer a member of the Board:

Ash Gupta	3,396
Wendy G. Hannam	17,892
Jeffrey A. Hilzinger	4,374
Angela A. Knight	4,374
Michael P. Monaco	20,155
Laura Newman Olle	20,717
Francis E. Quinlan	23,377
Norman R. Sorensen	25,554
Richard J. Srednicki	25,173
Richard P. Stovsky	7,461
Directors and executive officers as a group	152,473
(14)Amount does not include 23,746 DSUs that were issued as director compensation for Board service. The distribution of the underlying shares of common stock will occur within 10 business days following the fifth anniversary of the date Mr. Gupta is no longer a member of the Board.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2019.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(3)
Equity compensation plans approved by security holders	1,578,930	$31.22	5,520,830
Equity compensation plans not approved by security holders	—	—	—
Total	1,578,930	$31.22	5,520,830
__________________________________________
(1)Includes (a) 1,230,440 unvested RSUs and PSUs, (b) 175,311 deferred RSUs or DSUs that are vested but for which the underlying shares have not been issued, and (c) 173,179 outstanding stock options, in each case as of December 31, 2019. Assumes a payout at maximum level with respect to the PSUs.
(2)The calculation of the weighted average exercise price includes only stock options and does not include outstanding RSUs, PSUs or DSUs.
(3)The aggregate number of securities available for issuance under the 2017 Plan will be reduced by 2.12 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or stock appreciation right.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 4)

Proposal
We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and we are submitting our appointment of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.
Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interest and that of our stockholders.

Required Vote
Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We expect representatives of BDO USA, LLP to be available at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions regarding BDO USA, LLP ’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2019.

Audit and Non-Audit Fees
The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2019 and 2018, and fees billed for other services rendered by BDO USA, LLP during those periods:

	2019	2018
Audit Fees(1)	$3,118,763	$3,580,019	(2)
Audit-Related Fees(3)	$15,742	$15,763
Tax Fees	—	—
All Other Fees	—	—
Total	$3,134,505	$3,595,782
__________________________________________
(1)Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and audits of certain subsidiaries and business for statutory, regulatory and other purposes.
(2)Includes $1,653,303 in 2019 and $1,679,686 in 2018 in fees and expenses relating to the Company’s operations in the United Kingdom.
(3)Audit-related fees consist of fees and related expenses for assurance and related services rendered by our independent registered public accounting firm for fees associated with the audits of our 401(k) plans.

Approval of Independent Registered Public Accounting Firm Services and Fees
The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made by the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.
In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee or a delegated representative pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2019 and 2018.

REPORT OF THE AUDIT COMMITTEE
In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of four members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The NASDAQ Stock Market and the rules and regulations of the SEC.
BDO USA, LLP, the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors. In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019 and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also (i) received from, and discussed with, BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting. In addition, we have received the written disclosures and the letter from BDO USA, LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with BDO USA, LLP its independence.
Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Audit Committee:

Richard P. Stovsky, Chairman
Wendy G. Hannam
Michael P. Monaco
Norman Sorensen

STOCKHOLDER PROPOSALS AND NOMINATIONS
Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2021 annual meeting, must be received at our principal executive offices by December 31, 2020 if our 2021 annual meeting is held within 30 days of June 17, 2021. If, however, our 2021 annual meeting is more than 30 days before or after June 17, 2021, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.
Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2021 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 17, 2021 and no later than March 19, 2021, unless, for purposes of a stockholder proposal, the date of the 2021 annual meeting of stockholders is called for a date that is not within 30 days before or after June 17, 2021 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2021 annual meeting may exercise discretionary voting power regarding any such proposal.
Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K
We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (1) call Encore at 858-309-6442 or call toll free at 1-800-579-1639 or (2) mail a request to: Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 17, 2020
Our proxy statement and Annual Report on Form 10-K are available at the following website address: www.proxyvote.com

OTHER MATTERS
As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

Ashish Masih
President and Chief Executive Officer
April 28, 2020

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D15526-P3884 Nominees: 01) Michael P. Monaco 02) Ashwini (Ash) Gupta 03) Wendy G. Hannam 04) Jeffrey A. Hilzinger 05) Angela A. Knight 06) Laura Newman Olle 07) Richard J. Srednicki 08) Richard P. Stovsky 09) Ashish Masih 1. Election of Directors For All Withhold All For All Except For Against Abstain For Against Abstain ENCORE CAPITAL GROUP, INC. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the The Board of Directors recommends you vote FOR ALL number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposal 2. The Board of Directors recommends you vote FOR proposal 4. ENCORE CAPITAL GROUP, INC. 350 CAMINO DE LA REINA SUITE 100 SAN DIEGO, CA 92108 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: This Proxy, when properly executed will be voted as specified above. If no specification is made, this Proxy will be voted FOR ALL for the election of the above-listed nominees, FOR (in a non-binding vote) PROPOSAL 2, for 1 YEAR on PROPOSAL 3 and FOR PROPOSAL 4. This proxy also confers discretionary authority to vote on such other matters as may come before the Annual Meeting. The undersigned hereby revokes any proxy or proxies heretofore given to 1 Year 2 Years 3 Years Abstain for proposal 1. The Board of Directors recommends you vote for 1 YEAR for proposal 3. 3. Non-binding advisory vote on the frequency of future non-binding advisory stockholder votes to approve the compensation of the Company’s named executive officers. vote such shares at such meeting or at any adjournment or postponement thereof. 2. Non-binding advisory vote to approve the compensation of the Company's named executive officers. 4. Ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2020. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ECPG2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D15527-P38840 ENCORE CAPITAL GROUP, INC. ANNUAL MEETING OF STOCKHOLDERS, JUNE 17, 2020 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on June 17, 2020 and the Proxy Statement and appoint(s) Ashish Masih and Jonathan C. Clark, or either of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders to be held via the internet at www.virtualshareholdermeeting.com/ECPG2020 on June 17, 2020 at 11:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side